                                                                    Exhibit 10.2






                           LOAN AND SECURITY AGREEMENT

                                  by and among



                               EMERSON RADIO CORP.
                 EMERSON RADIO MACAO COMMERCIAL OFFSHORE LIMITED
                              MAJEXCO IMPORTS, INC.
                        EMERSON RADIO (HONG KONG) LIMITED
                        EMERSON RADIO INTERNATIONAL LTD.

                                   "Borrowers"

                                       and

                       WACHOVIA BANK, NATIONAL ASSOCIATION

                                     "Bank"



                            Dated: December 23, 2005

                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT (the "Agreement"), dated as of December 23, 2005 by and among EMERSON RADIO CORP. ("ERC US"), a Delaware corporation, EMERSON RADIO MACAO COMMERCIAL OFFSHORE LIMITED ("ER Macao"), a Macao corporation, MAJEXCO IMPORTS, INC. ("MI"), a California corporation, EMERSON RADIO (HONG KONG) LIMITED ("ER Hong Kong"), a Hong Kong corporation, and EMERSON RADIO INTERNATIONAL LTD. ("ER BVI"), a British Virgin Island company, jointly and severally as co-borrowers and co-obligors, except as set forth in
Section 11.8 hereof (collectively, the "Borrowers" and each is referred to individually herein as a "Borrower"), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, "Bank").

                              W I T N E S S E T H :

         In consideration of the premises and of the mutual covenants herein contained and to induce Bank to extend credit to Borrowers, the parties agree as follows:

1. DEFINITIONS. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in this Section 1.

         1.1 Defined Terms:

         "A Stock" means new product (manufactured of new material and parts and not repaired, remanufactured or rebuilt), which has not been subjected to use after original manufacture (but excluding in any event seconds, opened returns and Inventory held for resale).

         "Accession" has the meaning set forth in the Code.

         "Account" has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefor, including Supporting Obligations.

         "Account Debtor" means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.

         "Affiliate" of a Person means (a) any Person directly or indirectly owning 10% or more of the voting stock or equity interests of such named Person or of which the named Person owns 10% or more of such voting stock or equity interests; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

         "Applicable Margin" means (a) prior to March 31, 2006, (i) for any Prime Rate Loan, 0.50% and (ii) for any LIBOR Loan, 2.0%; and (b) on and all times after March 31, 2006, the per annum rate of interest as determined pursuant to Section 2.2.5 hereof.

         "Banking Relationship Debt" means any Debt or other obligations of any Borrower to Bank or any Affiliate of Bank arising out of or relating to (i) credit cards; (ii) merchant card services; (iii) products or services under cash management agreements; (iv) Swap Agreements Obligations; and (v) such other banking products or services provided by Bank or any Affiliate of Bank other than Letters of Credit.

         "Blocked Account Agreement" means that certain Blocked Account Agreement dated as of the date hereof by and among Borrowers, Bank and PNC Bank, National Association.

         "BOA Account" has the meaning set forth in Section 5.16.

         "Borrower Agent" means ERC US.

         "Borrowing Base" means, on any date of determination thereof, an amount equal to:

              (i) the sum of (a) 85% of the total amount of Eligible Accounts plus (b) the lesser of (i) 85% of the total amount of Eligible Government Accounts and (ii) $500,000; provided that, such percentages shall be reduced on a point-for-point basis to the extent ERC US's Dilution Rate exceeds 5.0%, plus

              (ii) 70% of the total amount of Eligible Special Accounts; provided that, the percentage shall be reduced on a point-for-point basis to the extent ERC US's Dilution Rate exceeds 20%, plus

              (iii) the lesser of (a) the Inventory Sublimit and (b) the sum of
(i) the lesser of (A) 85% of the NOLV of Eligible Inventory and (B) 55% of the total amount of Eligible Inventory, plus (ii) the lesser of (A) 85% of the NOLV of Eligible In-Transit Inventory, and (B) 55% of the total amount of Eligible In-Transit Inventory and (C) $18,000,000, plus (iii) the lesser of (A) 85% of the NOLV of Eligible Licensed Inventory, and (B) 55% of the total amount of Eligible Licensed Inventory and (C) $10,000,000, plus

              (iv) 100% of the cash proceeds received by ER Hong Kong in connection with the Subsidiary Sale and which proceeds are maintained at all times by ER Hong Kong in a Deposit Account at Bank pursuant to Section 5.15(a) hereof, minus

              (v) any Reserves.

         "Borrowing Base Certificate" has the meaning set forth in Section
5.6(a).

         "Business Day" means a weekday on which Bank is open for business in Charlotte, North Carolina and Philadelphia, Pennsylvania.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

         "Change of Control" means the acquisition by any Person, or two or more Persons acting in concert (other than any individuals who are members of ERC US's senior management on the Closing Date or any entity, if and so long as, the majority of equity and voting interests in such Person which is owned by one or more of such individuals), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of greater than 30% of the outstanding shares of voting stock of ERC US.

         "Chattel Paper" has the meaning set forth in the Code, including Electronic Chattel Paper and Tangible Chattel Paper, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefor, including Supporting Obligations.

         "Closing Date" means the date on which all of the conditions precedent in Section 3 of this Agreement are satisfied and the initial Loans are made under this Agreement.

         "Code" means the Uniform Commercial Code (or any successor statute), as adopted and in force in the Jurisdiction or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

         "Collateral" means all property of each US Borrower, wherever located and whether now owned by a Borrower or hereafter acquired (other than the Excluded Property), including but not limited to: (a) all Inventory; (b) all General Intangibles (other than the Excluded Property); (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Commercial Tort Claims; (i) all Letter-of-Credit Rights; (j) all Deposit Accounts and funds on deposit therein, including but not limited to any Disbursements Account, Collections Account or funds otherwise on deposit with or under the control of Bank or its agents or correspondents; (k) all Fixtures; and (l) all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash Proceeds and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.

         "Collateral Location" means any location where Collateral is located, as identified on Exhibit 4.9.

         "Collections Account" means any Deposit Account maintained by US Borrowers at Bank to which collections, deposits and other payments on or with respect to Collateral may be made pursuant to the terms hereof, to which only Bank shall have access to withdraw or otherwise direct the disposition of funds on deposit therein.

         "Commercial Tort Claim" has the meaning set forth in the Code.

         "Debt" means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, (g) obligations for deposits, and (h) obligations under Swap Agreements.

         "Default" has the meaning set forth in the definition of Event of Default.

         "Default Rate" means, on any date, means a rate per annum that is equal to (i) in the case of each Loan outstanding on such date, 2.0% in excess of the rate otherwise applicable to such Loan on such date, and (ii) in the case of any other Obligations outstanding on such date, 2.0% in excess of the Prime Rate in effect on such date, provided that Obligations under Swap Agreements shall bear interest at the Default Rate determined in accordance with the terms of said Swap Agreements.

         "Deposit Account" has the meaning set forth in the Code.

         "Dilution Rate" means the rate which shall be determined by Bank from time to time, expressed as a percentage, of the aggregate dollar amounts, without duplication, of (i) all returns, allowances, chargebacks and other miscellaneous non-cash credits arising in connection with ERC US's Accounts, to
(ii) ERC US's gross sales, each measured on a rolling twelve (12) month basis.

         "Disbursements Account" means any Deposit Account maintained by Borrowers with Bank for the purpose of depositing the proceeds of Loans made pursuant hereto.

         "Document" has the meaning set forth in the Code.

         "Electronic Chattel Paper" has the meaning set forth in the Code.

         "Eligible Accounts" means all Accounts in U.S. dollars evidenced by a paper invoice or electronic equivalent (valued at the face amount of such invoice, less maximum discounts, credits and allowances which Account Debtors are entitled to take on such Accounts, and net of any sales tax, finance charges or late payment charges included in the invoiced amount) created or acquired by ERC US arising from the sale of Inventory and/or the provision of certain services in ERC US's ordinary course of business in which Bank has a first (and, except for Permitted Liens only) priority, perfected security interest, but excluding, without duplication,

              (a) Accounts outstanding for longer than one hundred five (105) days from the original invoice date;

              (b) all Accounts owed by an Account Debtor if more than 50% of the Accounts owed by such Account Debtor to ERC US are deemed ineligible hereunder pursuant to clause (a);

              (c) Accounts owing from any Affiliate of any Borrower;

              (d) Accounts owed by a creditor of ERC US to the extent of the amount of the indebtedness of ERC US to such creditor;

              (e) Accounts which are in dispute or subject to any counterclaim, contra-account, volume rebate, cooperative advertising accrual, deposit or offset, to the extent of such dispute, counterclaim, contra-account, volume rebate, cooperative advertising accrual, deposit or offset;

              (f) Accounts owing by any Account Debtor which is not Solvent;

              (g) Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage;

              (h) (1) Accounts owed by an Account Debtor that is a Sanctioned Person or (2) Accounts owed by an Account Debtor that is located outside of the United States of America or Canada, unless in its sole and absolute discretion Bank agrees to allow such Account to be an Eligible Account and such Account is supported by a letter of credit or credit insurance assigned to Bank and which is issued by a financial institution and in an amount and on terms which are acceptable to Bank in its reasonable discretion;

              (i) Accounts owed by the United States of America or other governmental or quasi-governmental unit, agency or subdivision, unless ERC US shall have complied with all applicable federal and state assignment of claims laws (other than Eligible Government Accounts);

              (j) Accounts as to which the goods giving rise to the Account have not been shipped to the Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale;

              (k) Accounts evidenced by a note or other Instrument or Chattel Paper or reduced to judgment;

              (l) Accounts (other than the Eligible Special Accounts) for which the total of all Accounts from an Account Debtor (together with the Affiliates of the Account Debtor) exceed 15% of the total Accounts (other than the Eligible Special Accounts) of ERC US (to the extent of such excess);

              (m) Accounts which, by contract, subrogation, mechanics' lien laws or otherwise, are subject to claims by ERC US's creditors or other third parties or which are owed by Account Debtors as to whom any creditor of ERC US (including any bonding company) has lien or retainage rights;

              (n) Any and all Accounts the validity, collectibility, or amount of which is determined reasonably and in good faith by Bank to be doubtful;

              (o) Accounts owed by an Account Debtor which is located in a jurisdiction where ERC US is required to qualify to transact business or to file reports, unless ERC US has so qualified or filed;

              (p) Accounts owed by an Account Debtor that shall be the subject of any proceeding of the type described in Section 8.1(g) or (h);

              (q) License Accounts; and

              (r) Any other Account which Bank otherwise in its reasonable discretion deems to be ineligible.

No Account shall be an Eligible Account if any representation, warranty or covenant herein relating thereto shall be untrue, misleading or in default in any material respect.

         "Eligible Government Accounts" means all Accounts of ERC US due from Army and Air Force Exchange Service and which would be Eligible Accounts but for the operation of subclause (i) thereof (without reference to the parenthetical phrase at the end thereof).

         "Eligible In-Transit Inventory" means all finished goods A Stock Inventory owned by a US Borrower and which Inventory is in transit to one of such US Borrower's Collateral Locations for which Bank has received a Third Party Waiver from the Person owning such Collateral Location or in control thereof, or is the subject of a Port of Entry sale (unless Reserves are imposed pursuant to the terms hereof), and which Inventory (a) as of the date such Inventory becomes owned by a US Borrower (i) is fully insured, (ii) is subject to a first priority (and, except for Permitted Liens only) security interest in and lien upon such goods in favor of Bank (except for any possessory lien upon such goods in the possession of handlers, storers of goods, a freight carrier or shipping company securing only the freight charges for the transportation of such goods to US Borrowers), and (iii) all documents, notices, instruments, statements and bills of lading relating thereto, if any, which Bank may reasonably deem necessary or desirable to evidence ownership by a US Borrower and/or to give effect to and protect the liens, security interests and other rights of Bank in connection therewith are delivered to Bank; and (b) is and remains acceptable to Bank for lending purposes in its reasonable discretion.

         "Eligible Inventory" means all A Stock Inventory acquired by a US Borrower in the ordinary course of its business as presently conducted consisting of finished goods Inventory, valued at the cost of such Inventory less applicable reserves taken in accordance with past practices of such US Borrower (which reduces such amount to a market value), but excluding, however, in any event, without limitation of the foregoing, unless otherwise approved by Bank, in its reasonable discretion, any such Inventory which:

              (a) is not at all times subject to a duly perfected, first priority (and, except for Permitted Liens only) security interest in favor of Bank;

              (b) is not in good and saleable condition;

              (c) is on consignment from, or subject to, any repurchase agreement with any supplier;

              (d) constitutes returned, rejected, repossessed, damaged, defective, obsolete or slow moving Inventory (i.e., as determined by Bank in its reasonable discretion) unless such Inventory is A Stock Inventory;

              (e) does not conform in all material respects to the warranties and representations set forth in the Loan Documents in respect of Collateral which is Inventory;

              (f) is subject to a negotiable document of title (unless issued or endorsed to Bank);

              (g) is subject to any License Agreement unless the licensor and the applicable US Borrower enter into a Licensor Waiver Agreement;

              (h) is not located at a Collateral Location or is located at a Collateral Location where US Borrowers maintain less than $100,000 of Inventory;

              (i) constitutes inventory-in-transit (including Eligible In-Transit Inventory);

              (j) is located at a Collateral Location with respect to which, if not owned or controlled by US Borrowers, Bank has not received from the Person owning such property or in control thereof a Third Party Waiver (unless Reserves are imposed with regard thereto as determined by Bank in its reasonable discretion);

              (k) consists of any work-in-process, parts, packaging materials, supplies, display or promotional materials;

              (l) is not fully insured; or

              (m) which Bank otherwise in its reasonable discretion deems to not be Eligible Inventory.

         "Eligible Licensed Inventory" means all A Stock Inventory of a US Borrower which otherwise meets the definition of Eligible Inventory except that the rights of such US Borrower with respect thereto is subject to a License Agreement which has been previously delivered to Bank and for which the licensor and the applicable US Borrower have not entered into a Licensor Waiver Agreement.

         "Eligible Special Accounts" means all Accounts of ERC US so designated by Bank in its reasonable discretion due to the level of dilution with respect to the payments due thereunder (as is currently the case with Accounts due from Walmart and Target), but are otherwise Eligible Accounts but for the operation of subclause (l) thereof (without reference to the first and third parenthetical phrases thereof). In addition to the Accounts in which Walmart and Target are the account debtor, Bank reserves the right to designate other Eligible Accounts to be Eligible Special Accounts in its reasonable discretion.

         "Environmental Laws" means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other "Superfund" or "Superlien" law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

         "ERISA" has the meaning set forth in Section 4.17.

         "Equipment" has the meaning set forth in the Code.

         "ERC Intercompany Payable" the net Indebtedness owed by ERC US to the Foreign Subsidiaries, including, but not limited to, Debt owed by ERC US to ER Hong Kong and ER BVI pursuant to a Letter Agreement, dated March 15, 1984, between ERC US and ER Hong Kong.

         "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

         "Event of Default" means any event specified as such in Section 8.1 hereof ("Events of Default"), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; "Default" or "default" means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

         "Excess Availability" means at a particular date, an amount equal to
(a) the lesser of (i) the Revolver Commitment or (ii) the Borrowing Base, minus
(b) the sum of (i) the outstanding amount of Loans plus (ii) Letter of Credit Obligations, plus (iii) all amounts due and owing to Borrowers' trade creditors which are outstanding beyond normal trade terms except for those Properly Contested, plus (iv) fees and expenses for which Borrowers are liable under this Agreement but which have not been paid, plus (v) all taxes due and owing to any federal, state or local governmental body except for those Properly Contested.

         "Excluded Property" means all patents, patent applications, copyrights, service marks, trademarks and tradenames of US Borrowers and the goodwill associated therewith and the products and proceeds thereof), but does not mean License Accounts and products and proceeds thereof.

         "Fixtures" has the meaning set forth in the Code.

         "Foreign Subsidiaries" means each of ER Hong Kong, ER BVI, Emerson Global Limited and ER Macao.

         "Foreign Subsidiary Liability Limit" shall mean with respect to each Foreign Subsidiary and Significant Subsidiary, an amount equal to (a) $100,000 from the Closing Date through and including March 31, 2006 and (b) $1,666,667 at all times thereafter.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

         "General Intangibles" has the meaning set forth in the Code, and includes, without limitation, general intangibles of each Borrower, whether now owned or hereafter created or acquired by a Borrower, including all choses in action, causes of action, company or other business records, goodwill, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all claims under guaranties, security interests or other security held by or granted to a Borrower to secure payment of any of any Borrower's Accounts by an Account Debtor, all rights to indemnification and all other intangible property of each Borrower of every kind and nature (other than Accounts), but does not include Excluded Property.

         "Grande Entities" means, collectively, The Grande Holdings Limited and its Affiliates and each is referred to individually herein as a "Grande Entity".

         "HK Subordination Agreement" means that certain Subordination Agreement among Borrowers and Bank, as it may be modified, amended, amended and restated, extended, renewed or substituted from time to time.

         "Impermissible Person" means a Person who (a) is or has been under investigation for, or has been charged with, a felony or other crime involving financial impropriety, fraud, dishonesty or misappropriation; (b) is or has been under investigation for, has been charged with, or has been named as a party in a criminal action alleging, tax fraud or tax evasion; or (c) has been a defendant in any litigation brought by his/her employer or former employer alleging gross negligence, willful misconduct, fraud, misrepresentation, self-dealing, embezzlement or dishonesty in the course of his/her employment.

         "Inactive Subsidiary" means any Subsidiary which is not a Significant Subsidiary.

         "Instrument" has the meaning set forth in the Code.

         "Intellectual Property" has the meaning set forth in Section 4.24.

         "Interest Adjustment Date" means the first day of each fiscal quarter.

         "Interest Adjustment Period" means the period commencing on an Interest Adjustment Date and ending on the day immediately preceding the next Interest Adjustment Date.

         "Interest Period" means, in respect of each LIBOR Loan, a period of one, two, three and six months with respect to such LIBOR Loan; provided that:
(a) the Interest Period shall commence on the date of advance of or conversion to a LIBOR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date immediately following the date on which the next preceding Interest Period expires; (b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (c) any Interest Period with respect to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and (d) no Interest Period shall extend beyond the Termination Date.

         "Inventory" has the meaning set forth in the Code.

         "Inventory Sublimit" means (a) for the period commencing January 1 through and including March 31 of each calendar year, an amount equal to $27,000,000 and (b) for the period commencing April 1 through and including December 31 of each calendar year, an amount equal to $31,500,000.

         "Investment Property" has the meaning set forth in the Code.

         "Item" means any "item" as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.

         "Jurisdiction" means the State of New York.

         "Letter of Credit" means a letter of credit issued by Bank for the account of Borrowers or a Borrower as provided in Section 2.1.1 and 2.10 hereof.

         "Letter of Credit Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

         "Letter of Credit Obligations" means all obligations of Borrowers to Bank, including but not limited to reimbursement obligations, commissions and fees, incurred by Borrowers in connection with Bank's issuance, amendment, renewal or extension of Letters of Credit hereunder. For the avoidance of doubt, "Letter of Credit Obligations" do not include obligations of Borrowers to Persons other than Bank and Affiliates of Bank which are incurred by Borrowers in connection with such Person's issuance, amendment, renewal or extension of letters of credit.

         "Letter-of-Credit Right" has the meaning set forth in the Code.

         "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in U.S. dollars for a period equal to the applicable Interest Period which appears on Telerate page 3750 at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)). If, for any reason, such rate does not appear on Telerate page 3750, then "LIBOR" shall be determined by Bank to be the arithmetic average of the rate per annum at which deposits in U.S. dollars would be offered by first class banks in the London interbank market to Bank at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by Bank of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

         "LIBOR Business Day" means with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, any day that is a Business Day and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

         "LIBOR Loan" means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the LIBOR Rate.

         "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by Bank pursuant to the following formula:

         LIBOR Rate =        __________LIBOR______________
                             1.00 - Eurodollar Reserve Percentage

         "License Account" means an Account owing to a Borrower from Account Debtors in consideration for the use of any Intellectual Property of such Borrower pursuant to a License Agreement or similar agreement.

         "License Agreements" has the meaning set forth in Section 4.24.

         "Licensor Waiver Agreement" means a licensor waiver agreement entered into by and among Bank, the licensor and the applicable US Borrower in form and substance satisfactory to Bank.

         "Lien" means any mortgage, deed of trust, deed to secure debt, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Obligations, whether arising by agreement or under any statute or law or otherwise.

         "Loans" means the Revolver Loans.

         "Loan Documents" means this Agreement, each other Security Agreement, the Note, the Blocked Account Agreement, the Notice of Borrowings, Borrowing Base Certificates, UCC-1 financing statements, the Letter of Credit Documents, the Perfection Certificate, the Subordination Agreement and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they may be modified, amended, amended and restated, extended, renewed or substituted from time to time, but does not include Swap Agreements.

         "Material Adverse Effect" means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, or condition (financial or otherwise) of Borrowers taken as a whole, (iii) material adverse effect upon the ability of Borrowers taken as a whole to fulfill any obligation under any of the Loan Documents, or (iv) material adverse effect on the Collateral.

         "Material Agreement" means an agreement to which a Borrower is a party (other than the Loan Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the Securities and Exchange Commission under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

         "NOLV" means, with respect to any Inventory, the expected net dollar amount to be realized at an orderly negotiated sale of such Inventory, expressed as a percentage of the original cost of such Inventory net of operating expenses, liquidation expenses and commissions, as reasonably determined by Bank from time to time based upon the most recent appraisals of Bank or its agents in form and substance reasonably satisfactory to Bank in all respects; provided, however, so long as no Event of Default has occurred and is continuing, Borrowers shall only be responsible for the costs and expenses associated with one (1) such appraisal in each calendar year.

         "Note" means the Revolver Note and any other promissory note now or hereafter evidencing any Obligations, and all modifications, extensions and renewals thereof.

         "Notice of Borrowing" with respect to Revolver Loans means the written request for a Revolver Loan as identified in Section 2.5.2 hereof.

         "OFAC" means the United States Department of the Treasury's Office of Foreign Assets Control or any successor thereto.

         "Obligations" means all obligations now or hereafter owed to Bank or any Affiliate of Bank by Borrowers, or any of them, whether related or unrelated to the Loans, this Agreement or the Loan Documents, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, any Debt arising out of or relating to any Deposit Accounts of Borrowers at Bank or any Affiliate of Bank or any cash management services or other products or services, including merchant card and ACH transfer services, Letter of Credit Obligations for outstanding Letters of Credit, obligations for banker's acceptances issued for the account of Borrowers or their Subsidiaries, amounts paid by Bank under Letters of Credit or drafts accepted by Bank for the account of Borrowers or their Subsidiaries, together with all interest accruing thereon, including any interest on pre-petition Debt accruing after bankruptcy, all existing and future obligations under any Swap Agreements between Bank or any Affiliate of Bank and Borrowers whenever executed (including obligations under Swap Agreements entered into prior to any transfer or sale of Bank's interests hereunder if Bank ceases to be a party hereto); all indemnification obligations under Section 10.3, all reasonable fees, all costs of collection, attorneys' fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrowers or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

         "Perfection Certificate" means that certain Perfection Certificate attached hereto as Exhibit A-2.

         "Permitted Acquisition" means an acquisition (whether by purchase, merger or otherwise) by a Borrower of all or a majority of the Capital Stock (an "Acquired Company") or all or substantially all of the assets of any Person ("Acquired Assets") which acquisition complies with each of the following requirements (in each case to the satisfaction of Bank): (i) the Acquired Company shall be an operating company that engages in a line of business substantially similar to the business of Borrowers, (ii) the aggregate purchase price (cash and non-cash) for all such acquisitions shall not exceed $10,000,000, (iii) Bank shall have completed a field examination with respect to the working capital assets of the Acquired Company or the part of the Acquired Assets to be included in the Borrowing Base, (iv) Bank shall have received all documents, instruments, agreements and information as Bank reasonably requires in connection with the Acquired Company or Acquired Assets, as applicable, (v) in the case of an Acquired Company, (A) the board of directors (or other comparable governing body) of the Acquired Company shall have duly approved such acquisition and (B) at the request of Bank, such Acquired Company shall be joined into this Agreement as a joint and several co-Borrower contemporaneously with the consummation of such acquisition pursuant to documentation in form and substance reasonably satisfactory to Bank, (vi) Borrowers shall have delivered to Bank a certificate demonstrating that, upon giving effect to such acquisition on a pro forma going forward basis, Borrowers shall have a Fixed Charge Coverage Ratio of not less than 1.25 to 1 and Borrower shall also be in compliance with all of the covenants set forth in Section 7, (vii) no Default or Event of Default shall exist immediately prior to or immediately after the consummation of the acquisition, (viii) immediately prior to and after giving effect to the acquisition, Excess Availability shall be greater than $10,000,000, (ix) Borrowers shall have delivered to Bank pro forma financial projections for the remainder of such fiscal year and the immediately succeeding fiscal year of Borrowers, which shall include the financial information required pursuant to
Section 5.6(a) of this Agreement, the results of which shall be acceptable to Bank in its reasonable discretion and (x) Borrowers shall have delivered to Bank all documents, instruments and agreements executed and/or delivered in connection with such Permitted Acquisition.

         "Permitted Debt" has the meaning set forth in Section 6.1 hereof.

         "Permitted Investments":

              (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within six months from the date of acquisition thereof;

              (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

              (c) without limiting the provisions of subsection (d) of this definition, commercial paper maturing no more than six months from the date of acquisition thereof and, at the time of acquisition, having a rating of A-l (or the equivalent) or higher from Standard & Poor's Corporation and P-l (or the equivalent) or higher from Moody's Investors Service, Inc.;

              (d) commercial paper maturing no more than six months from the date of acquisition thereof and issued by (i) Bank or (ii) the holding company of any other bank that has (A) combined capital, surplus and undivided profits (less any undivided losses) of not less than $250 million, (B) a Keefe Bank Watch Rating of C or better and (C) commercial paper having a rating of A-2 (or the equivalent) from Standard & Poor's Corporation or P-2 (or the equivalent) or higher from Moody's Investors Service, Inc.;

              (e) domestic and Eurodollar certificates of deposit, time or demand deposits or bankers' acceptances maturing within six months from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by:

                  (1) Bank,

                  (2) DBS Bank and Hang Seng Bank,

                  (3) any other commercial bank organized under the laws of the United States of America, any state thereof or the District of Columbia, Hong Kong, Macao, Peoples Republic of China, the United Kingdom, Ireland or the British Virgin Islands having combined capital, surplus and undivided profits (less any undivided losses) of not less than $300,000,000 (or its equivalent in other currencies),

                  (4) any branch located in the United States of America of a commercial bank organized under the laws of the United Kingdom or Canada having combined capital, surplus and undivided profits (less any undivided losses) of not less than $300,000,000; or

                  (5) any domestic commercial bank the deposits of which are guaranteed by the Federal Deposit Insurance Corporation, provided that (A) the full amount of the deposits of the Person making such Permitted Investment are so guaranteed and (B) the aggregate amount of all Permitted Investments under this clause (4) does not exceed $500,000;

                  (6) fully collateralized repurchase agreements with a term of not more than 30 days for underlying securities of the type described in subsections (a) and (b) of this definition, entered into with any institution meeting the qualifications specified in clause (d) or subclauses (i) through
(iii) of clause (a) of this definition; provided, in each case, that such obligations are payable in Dollars; and

                  (f) those investments listed on Exhibit 6.4 to the extent in existence on the date hereof.

         "Permitted Liens" has the meaning set forth in Section 6.2 hereof.

         "Person" means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.

         "PNC Blocked Account" has the meaning set forth in Section 5.16.

         "Port of Entry Sale" means any sale invoiced by ERC US for which title passes to a customer at a United States port of entry.

         "Prime Rate" means that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank's Prime Rate, and Borrowers acknowledge that Bank's Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

         "Prime Rate Loan" means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Prime Rate.

         "Proceeds" has the meaning set forth in the Code.

         "Projections" means Borrowers' forecasted consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) Borrowing Base availability calculations, all prepared on a quarter by quarter basis and on a consistent basis with Borrowers' historical financial statements, together with appropriate supporting detail as is reasonably required by Bank and a statement of underlying assumptions.

         "Properly Contested" means, in the case of any Debt of any Borrower (including any taxes) that is not paid as and when due or payable by reason of such Borrower's bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
(ii) such Borrower has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of such Borrower; (iv) no Lien is imposed upon any of such Borrower's assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Bank (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against such Borrower or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Borrower, such Borrower forthwith pays such Debt, to the extent then due, and all penalties, interest and other amounts due in connection therewith.

         "Regulated Materials" means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

         "Reserves" means, on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) such reserves as may be established from time to time by Bank in its reasonable discretion to reflect changes in the salability of any Eligible Inventory, Eligible In-Transit Inventory or Eligible Licensed Inventory in the ordinary course of business of Borrowers or such other factors as may negatively impact the value of any Eligible Inventory, Eligible In-Transit Inventory or Eligible Licensed Inventory, including reserves based on market price fluctuations (including a lower of cost or market reserve), obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, or markdowns; (ii) all amounts of past due rent, fees or other charges owing at such time by Borrowers to any landlord of any premises where any of the Collateral is located or to any processor, repairman, mechanic or other Person who is in possession of any Collateral or has asserted any Lien or claim thereto; (iii) any amounts which Borrowers are obligated to pay pursuant to the provisions of any of the Loan Documents that Bank elects to pay for the account of Borrowers in accordance with authority contained in any of the Loan Documents; (iv) the aggregate amount of reserves established by Bank in its reasonable discretion in respect of Banking Relationship Debt; (v) all customer deposits or other prepayments held by Borrowers; (vi) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Bank's Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of the Event of Default that arises from the existence of such Liens); (vii) all amounts owing to Borrowers' trade creditors with respect to duty and freight charges; (viii) the aggregate amount of royalty payments which would be owing to licensors with respect to Inventory subject to License Agreements (including Eligible Licensed Inventory) based upon the cost of such Inventory; (ix) the aggregate amount of accrued royalty payments owing with respect to Inventory subject to License Agreements (including Eligible Licensed Inventory) which has been sold by US Borrowers; and (x) such additional reserves, in such amounts and with respect to such matters, as Bank in its reasonable discretion may elect to impose from time to time.

         "Revolver Commitment" means the commitment of Bank, subject to the terms and conditions herein, to make Revolver Loans and issue Letters of Credit in accordance with the provisions of Section 2 hereof in an aggregate amount not to exceed $45,000,000 at any one time.

         "Revolver Loan" means a loan made by Bank as provided in Section 2.1.1 hereof.

         "Revolver Note" has the meaning set forth in Section 2.1.2 hereof.

         "Sanctioned Country" means a country subject to the sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or as otherwise published from time to time.

         "Sanctioned Person" means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or
(C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

         "Security Agreement" means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by any Borrower or any other Person granting Bank a security interest in any Collateral to secure the Obligations, including without limitation and any collateral pledge agreements.

         "Senior Officer" means the chairman of the board of directors, the president or the chief financial officer of, or in-house legal counsel to, Borrowers.

         "Significant Subsidiary" at any time a Subsidiary of any Borrower which meets the definition of a "significant subsidiary" contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

         "Solvent" means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair value greater than its liabilities, at fair valuation.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

         "Subsidiary Sale" means the sale by ER Hong Kong of Capital Stock of Sport Supply Group, Inc.

         "Supporting Obligation" has the meaning set forth in the Code.

         "Swap Agreement" has the meaning for swap agreement as defined in 11 U.S.C. ss. 101, as in effect from time to time, or any successor statute, and includes, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement.

         "Tangible Chattel Paper" has the meaning set forth in the Code.

         "Target" means Target Stores, Inc. and its Subsidiaries.

         "Term" means the period from and including the Closing Date to but not including the Termination Date.

         "Termination Date" means the earliest of (i) December 23, 2010, (ii) the date on which Borrowers terminate this Agreement and the credit facilities provided hereunder pursuant to Section 2.13 hereof, and (iii) the date on which Bank terminates its obligation to make Loans and other extensions of credit to Borrowers pursuant to Section 8.2(a) hereof.

         "Third Party Waiver" means a waiver or subordination of Liens reasonably satisfactory to Bank from any lessors, mortgages, warehouse operators, processors or other third parties that might have lienholders' enforcement rights against any Collateral, waiving or subordinating those rights in favor of Bank and assuring Bank's access to the Collateral in exercise of Bank's rights hereunder.

         "US Borrowers" means collectively, ERC US and MI and each is referred to individually as a "US Borrower".

         "USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

         "Walmart" means Wal-Mart, Inc. and its Subsidiaries.

         1.2 Financial Terms. Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations for purposes of determining compliance with Article 7 hereof and otherwise to be made under this Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the financial statements delivered to Bank prior to the Closing Date (the "Financials"). All financial statements required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained in accordance with GAAP as in effect as of the date of the Financials. If GAAP shall change from the basis used in preparing the Financials, the certificates required to be delivered pursuant to Section 5.6(d) demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how Borrowers are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. If Borrowers shall change their method of inventory accounting, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

2.       THE CREDIT FACILITY; LETTERS OF CREDIT; INTEREST AND FEES.

         2.1 The Credit Facility.

             2.1.1 Revolver Commitment. Bank agrees, on the terms and conditions set forth in this Agreement, to make Revolver Loans to Borrowers and to issue Letters of Credit on behalf of Borrowers from time to time during the Term in amounts such that the aggregate principal amount of Revolver Loans and the face amount of any Letters of Credit at any one time outstanding will not exceed the lesser of (i) the Revolver Commitment and (ii) the Borrowing Base. Revolver Loans may be Prime Rate Loans or LIBOR Loans. Within the foregoing limit, Borrowers may borrow, prepay and reborrow Revolver Loans at any time during the Term.

             2.1.2 Revolver Note. Borrowers shall execute and deliver to Bank, on the Closing Date, a promissory note in the form of Exhibit A-1 attached hereto and made a part hereof (the "Revolver Note"), which Revolver Note, in addition to the records of Bank, shall evidence the Revolver Loans and interest accruing thereon. All outstanding principal amounts and accrued interest under the Revolver Note shall be due and payable in accordance with the terms of the Revolver Note and this Agreement.

         2.2 Collections Account.

             2.2.1 Collections Account. Borrowers shall (a) except as provided in clause (b) below, direct all Account Debtors to send all payments on Accounts and other Collateral to a lock box controlled by and maintained at Bank, which amounts will then be deposited into the Collections Account and (b) from the Closing Date through and including April 30, 2006, permit Account Debtors to send payments on License Accounts to the lockbox associated with the BOA Account and on other Accounts and other Collateral to a lock box controlled by Bank which is subject to the Blocked Account Agreement, which amounts will then be transferred to Bank for deposit into the Collections Account pursuant to Section
5.16 hereof. Borrowers shall pay all of Bank's standard fees and charges in connection with such lockbox arrangement and Collections Account, as such fees and charges may change from time to time. Bank shall have the right to directly contact Account Debtors at any time to ensure that payments on the Accounts are directed to the lockbox. All payment items received by Borrowers on Accounts and sale of Inventory and other Collateral shall be held by Borrowers in trust for Bank and not commingled with Borrowers' funds and shall be deposited promptly by Borrowers to the Collections Account. All such items shall be the exclusive property of Bank upon the earlier of the receipt thereof by Bank or by Borrowers. Borrowers hereby grant to Bank a security interest in and lien upon all items and balances held in any lockbox, the Disbursements Account and the Collections Account as Collateral for the Obligations, in addition to and cumulative with the general security interest in all assets of Borrowers (including all Deposit Accounts) contained in Section 9.1 hereof.

             2.2.2 Power of Attorney. Each Borrower hereby irrevocably appoints Bank (and any duly authorized Person designated by Bank) as such Borrower's attorney-in-fact to endorse such Borrower's name on any checks, drafts, money orders or other media of payment which come into Bank's possession or control; this power being coupled with an interest is irrevocable so long as any of the Obligations remain outstanding. Such endorsement by Bank under power of attorney shall, for all purposes, be deemed to have been made by such Borrower (prior to any subsequent endorsement by Bank) in negotiation of the item.

             2.2.3 Application of Payments. Payment items received shall be deposited into the Collections Account, subject to chargebacks for uncollected payment items, and if no Revolver Loans are then outstanding or have been repaid, Bank shall pay over such of the Proceeds of such payments to a Deposit Account maintained by Borrowers at Bank and designated in writing by Borrowers. All funds deposited into the Collections Account on any Business Day shall be deemed to have been applied by Bank, for interest calculation purposes, one (1) Business Day following deposit of such funds, to reduce the then outstanding balance of the Revolver Loans and to pay accrued interest thereon and to pay any other outstanding Obligations which are then due and payable hereunder; provided that for the purpose of determining the availability of Revolver Loans hereunder, such funds deposited into the Collections Account shall be deemed to have reduced the outstanding Revolver Loans as of the Business Day after such funds were deposited into Collections Account. All amounts received directly by Borrowers from any Account Debtor, in addition to all other cash received from any other source including but not limited to Proceeds from any realization on any Collateral (but excluding the Proceeds of any Revolver Loans made hereunder) shall be held by Borrowers pursuant to an express trust (which is hereby created) for the benefit of Bank, shall be held by Borrowers separate and segregated from all other funds of Borrowers and shall be deposited into the Collection Account within one (1) Business Day of receipt thereof by Borrowers. No payment item received by Bank shall constitute payment to Bank until such item is actually collected by Bank and credited to the Collections Account; provided, however, that Bank shall have the right to charge back to the Collections Account (or any other account of Borrowers maintained at Bank) an item which is returned for inability to collect, plus accrued interest during the period of Bank's provisional credit for such item prior to receiving notice of dishonor.

             2.2.4 Interest. Borrowers agree to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

                   (a) Prime Rate Loans. For Loans made or outstanding as Prime Rate Loans, the Applicable Margin in effect from time to time for such Prime Rate Loans plus the Prime Rate in effect from time to time.

                   (b) LIBOR Loans. For Loans made or outstanding as LIBOR Loans, the Applicable Margin in effect from time to time for such LIBOR Loans plus the LIBOR Rate.

             2.2.5 Adjustment of Interest Rate. Commencing on April 1, 2006, and thereafter on the first day of each succeeding Interest Adjustment Period, the interest rate for all Loans for each applicable Interest Adjustment Period shall be determined based upon the prior calendar quarter's average Excess Availability (as determined by Bank whose determination shall be final and binding absent manifest error), in accordance with the following matrix:

-------------------------------------- --------------------------- ----------------------
         EXCESS AVAILABILITY             APPLICABLE MARGIN FOR      APPLICABLE MARGIN
                                           PRIME RATE LOANS          FOR LIBOR LOANS

-------------------------------------- --------------------------- ----------------------
Less than $5,000,000                             0.50%                     2.25%

-------------------------------------- --------------------------- ----------------------
Greater than or equal to $5,000,000
but less than $7,500,000                         0.50%                     2.0%

-------------------------------------- --------------------------- ----------------------
Greater than or equal to $7,500,000              0.25%                     1.75%
but less than $10,000,000

-------------------------------------- --------------------------- ----------------------
Greater than or equal to $10,000,000
but less than $15,000,000                          0%                      1.50%

-------------------------------------- --------------------------- ----------------------
Greater than or equal to $15,000,000               0%                      1.25%
-------------------------------------- --------------------------- ----------------------

For purposes of the foregoing no downward rate adjustment shall occur if an Event of Default has occurred and is continuing on the applicable Interest Adjustment Date, such adjustment to take effect only upon the cure or waiver in writing (if any) of such Event of Default. In addition to the foregoing and in addition to Bank's other rights and remedies hereunder, if during an Interest Adjustment Period it is determined that an Event of Default exists upon Bank's receipt of Borrowers' quarterly financial statements and compliance certificate for such fiscal quarter, then the interest rate for all Loans shall be retroactively reset as of the first day of such Interest Adjustment Period to the interest rate as of the last day of the immediately preceding Interest Adjustment Period (if such interest rate was higher).

         2.3 Indemnification. Borrowers shall indemnify Bank against Bank's actual loss or expense as a consequence of (a) Borrowers' failure to make any payment when due on a LIBOR Loan, (b) any payment, prepayment or conversion of any LIBOR Loan, or (c) any failure to make a borrowing or conversion to a LIBOR Loan after giving notice thereof, in each case whether voluntarily, by reason of acceleration or otherwise ("Indemnified Loss or Expense"). The amount of such Indemnified Loss or Expense shall be determined by Bank based upon the assumption that Bank funded 100% of the applicable LIBOR Loan in the London interbank market.

         2.4 Interest Rate Adjustments.

             2.4.1 Prime Rate Loan. When a Prime Rate Loan is selected, the interest rate shall be adjusted from time to time, effective as of the date of each change in Bank's Prime Rate and the Prime Rate shall continue to apply until another interest rate option is selected by Borrower Agent for that Loan.

             2.4.2 LIBOR Loan. When a LIBOR Loan is selected, such interest rate shall be fixed for each Interest Period for which it is determined and shall apply for that Loan until another interest rate option is selected by Borrowers for that Loan.

         2.5 Notice and Manner of Borrowing and Rate Conversion.

             2.5.1 Revolver Loans. Borrower Agent shall give Bank irrevocable telephonic notice of each proposed Revolver Loan or permitted rate conversion not later than 11:00 a.m. (local time in Philadelphia, Pennsylvania) (a) on the same business day as each proposed Loan or rate conversion to a Prime Rate Loan and (b) at least two (2) LIBOR Business Days before each proposed Loan at or rate conversion to a LIBOR Loan. For each Revolver Loan, each such notice shall specify (i) the date of such Loan or rate conversion, which shall be a Business Day or in the case of a LIBOR Loan, a LIBOR Business Day and, in the case of a conversion from a LIBOR Loan, shall be the last day of an Interest Period, (ii) the amount of each Loan or the amount to be converted, (iii) the interest rate selected by Borrower from the interest rate options set forth in this Agreement, and (iv) except for a Prime Loan, the Interest Period applicable thereto, which period must correspond to one of the interest rate options set forth in the definition of LIBOR Rate. Notices received after 11:00 a.m. (local time in Philadelphia, Pennsylvania) shall be deemed received on the next Business Day. Bank's acceptance of such a request shall be indicated by its making the Loan requested. Such a Loan shall be made available to Borrower in immediately available funds by deposit into the Disbursement Account. Borrowers may not request any LIBOR Loans if a Default or Event of Default exists. In no event may the number of LIBOR Loans outstanding at any time exceed six (6). Each LIBOR Loan requested shall be in a minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

             2.5.2 Additional Provisions for Requests for Revolver Loans. Bank, in its discretion, may require from Borrowers a signed written request for a Revolver Loan in form of a Notice of Borrowing reasonably satisfactory to Bank, which request shall be irrevocable and shall be delivered to Bank no later than 11:00 a.m. (local time in Philadelphia, Pennsylvania) on the date determined in accordance with Section 2.5.1, and shall set forth the calculation of the Borrowing Base and a reconciliation to the previous request or Borrowing Base Certificate, specify the information required by Section 2.5.1 for the proposed Revolver Loan and provide such other information as Bank may reasonably require.

                   (a) Subject to subsection 2.5.2(c) below, unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges owed to Bank or any Affiliate of Bank) shall be deemed irrevocably to be a request (without the requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and Bank may disburse the proceeds of such Revolver Loans by way of direct payment of the relevant Obligations, and such Revolver Loans shall bear interest as Prime Rate Loans.

                   (b) Subject to subsection 2.5.2(c) below, the presentation for payment of any check or other item of payment drawn on the Disbursement Account at a time when there are insufficient funds in such account to cover such item shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation in an amount equal to the aggregate amount of the items presented for payment, and Bank may, in its sole and absolute discretion and without any obligation to do so, disburse the proceeds of such Revolver Loans to the Disbursement Account and such Revolver Loans shall bear interest as Prime Rate Loans.

                   (c) Bank shall have no obligation to Borrowers to honor any deemed request for a Revolver Loan under Section 2.5.2(a) or Section 2.5.2(b) above after the Termination Date or when the principal amount of such Revolver Loan, when added to the aggregate outstanding principal amount of all Revolver Loans and the Letter of Credit Obligations would exceed the lesser of the Revolver Commitment or the Borrowing Base at such time or when any condition precedent in Section 3.2 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

             2.5.3 Excess Outstandings. Notwithstanding the foregoing, Bank may, in its sole and absolute discretion, make or permit to remain outstanding Revolver Loans which, when added to the principal amount of all other Revolver Loans and Letters of Credit Obligations, exceed the lesser of the Revolver Commitment or the Borrowing Base, and all such amounts shall (i) be part of the Obligations evidenced by the Revolver Note, (ii) bear interest as provided herein, (iii) be payable upon demand by Bank, and (iv) be secured by the Collateral and be entitled to all rights and security as provided under the Loan Documents.

         2.6 Repayment of Loans.

             2.6.1 Repayment of Revolver Loans.

                   (a) Any portion of the Revolver Loans shall be paid by Borrowers to Bank immediately upon each receipt by Bank or Borrowers of any Proceeds of any Accounts or Inventory, to the extent of such Proceeds. Bank may apply all Proceeds of Accounts or other Collateral received by Bank and all other payments in respect of the Obligations to the Revolver Loans whether or not then due or to any other Obligations then due, in whatever order or manner Bank shall determine. In any event, the outstanding principal amount of Revolver Loans shall be due and payable on the Termination Date. Unless otherwise specified by Borrower Agent, all principal repayments of Revolver Loans shall be applied by Bank first to outstanding Prime Rate Loans and then to any outstanding LIBOR Loans.

                   (b) Interest accrued on the Revolver Loans shall be due and payable (i) on the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month for a Prime Rate Loan; (ii) on the last day of the existing Interest Period for a LIBOR Loan (except for Interest Periods of longer than three months for which interest shall be payable on the last day of the third month and on the last day of the Interest Period); and (iii) on the Termination Date for all Revolver Loans.

         2.7 Additional Payment Provisions.

             2.7.1 Payment of Other Obligations. The balance of the Obligations under the Loan Documents requiring the payment of money shall be repaid by Borrowers to Bank as and when provided in the relevant Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, ON DEMAND.

             2.7.2 Authorization to Debit. Bank may debit the Disbursement Account, the Collections Account and any other account subject to Bank's control (as such term is used in Article 9 of the Code) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Bank may be entitled from time to time and Bank is hereby irrevocably authorized to do so without the consent of Borrowers.

             2.7.3 Time and Location of Payment. Borrowers shall make each payment of principal of and interest on the Loans (including, any payment in full for the Loans) and fees hereunder not later than 12:00 noon (local time Philadelphia, Pennsylvania) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Bank at its address referred to in Section 10.4. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

             2.7.4 Late Charge. If any payments due hereunder are not timely made by Borrowers, Borrowers shall also pay to Bank a late charge equal to 5.0% of each payment past due for 10 or more days. This late charge shall not apply to payments due at maturity or by acceleration of the Loans, unless such late payment is in an amount not greater than the highest periodic payment due hereunder.

             2.7.5 Excess Over Borrowing Base. To the extent that the aggregate amount of all Revolver Loans, and the Letter of Credit Obligations exceeds the Borrowing Base at any time, the amount of such excess will be paid immediately to Bank.

             2.7.6 Swaps Are Independent. Any prepayment shall not affect Borrowers' obligation to continue making payments under any Swap Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.

             2.7.7 Capital Requirements. If either (a) the introduction of, or any change in, or the interpretation of, any applicable law or (b) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by Bank or any corporation controlling Bank as a consequence of, or with reference to, the Revolver Commitment and other commitments of this type, below the rate which Bank or such other corporation could have achieved but for such introduction, change or compliance, then within fifteen (15) Business Days after written demand by Bank, Borrowers shall pay to Bank from time to time as specified by Bank additional amounts sufficient to compensate Bank or such other corporation for such reduction. A certificate as to such amounts submitted to Borrowers by Bank shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

         2.8 Default Rate. In addition to all other rights contained in the Loan Documents, if an Event of Default occurs, the principal amount of all outstanding Obligations, other than Obligations under any Swap Agreements between a Borrower and Bank or its affiliates, may, at Bank's option, bear interest at the Default Rate. The Default Rate shall apply from acceleration until such Obligations or any judgment thereon is paid in full.

         2.9 Calculation of Interest. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, all payment items and other forms of payment deposited into the Collections Account shall be deemed applied by Bank on account of the Obligations (subject to final payment of such items) as set forth in Section 2.2.3. Each determination by Bank of interest and fees hereunder shall be presumptive evidence of the correctness of such interest and fees.

         2.10 Letters of Credit.

             2.10.1 Issuance of Letters of Credit. Bank shall from time to time issue, upon two (2) Business Days prior written notice, extend or renew letters of credit for the account of Borrowers or their Subsidiaries; provided that (i) the aggregate face amount of Letters of Credit issued by Bank which are outstanding at any one time shall not exceed $25,000,000, (ii) Bank shall have no obligation to issue any Letter of Credit if, after giving effect thereto, the principal amount of all Revolver Loans and the Letter of Credit Obligations would exceed the lesser of the Borrowing Base and the Revolver Commitment, (iii) all other conditions precedent to the issuance of each such Letter or Credit as set forth herein are satisfied or waived in writing by Bank and (iv) all Letters of Credit issued by Bank in favor of beneficiaries located in China, South Korea and Japan must contain an instruction to advise the Letter of Credit through Wachovia Bank, National Association. All payments made by Bank under any such Letters of Credit (whether or not a Borrower is the account party) and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith, shall be paid on demand, unless Borrower Agent instructs Bank to make a Revolver Loan to pay such amount, Bank agrees to do so, and the necessary amount remains available to be drawn as a Revolver Loan hereunder. All Letter of Credit Obligations shall be secured by the Collateral. Borrowers shall execute the Letter of Credit Documents and provide such other documentation as Bank may require including any documents that Bank may require in connection with Bank's "Cyberimport" internet trade payables platform. The form and substance of all Letters of Credit, including expiration dates, shall be subject to Bank's approval, which shall not be unreasonably withheld or delayed, and Bank shall have no obligation to issue any Letter of Credit which has a maturity date later than ten (10) days prior to the Termination Date. Bank may charge its normal scheduled fees or commissions for the issuance, handling, renewal or extension of a Letter of Credit. Subject in all events to Section 11.8, Borrowers unconditionally guarantee all obligations of any Subsidiary with respect to Letters of Credit issued by Bank for the account of such Subsidiary. Upon a Default or Event of Default, Borrowers shall, on demand, deliver to Bank good funds equal to 105% of Bank's maximum liability under all outstanding Letters of Credit, to be held as cash Collateral for Borrowers' reimbursement obligations and other Obligations. Nothing contained in any agreements between Bank (or any of its Affiliates) and any Borrower shall be construed to require any Borrower to utilize Bank (or any of its Affiliates) as the issuing bank with respect to any letters of credit.

             2.10.2 Law Governing Letter of Credit. Any Letter of Credit issued hereunder shall be governed, as applicable, by the Uniform Customs and Practice for Documentary Credits International Chamber of Commerce ("ICC") Publication 500 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank or the International Standby Practices, ICC Publication No. 590 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank.

         2.11 Fees.

             2.11.1 Facility Fee. Borrowers shall pay to Bank a non-refundable, fully earned facility fee in the amount of $168,750, payable on the Closing Date.

             2.11.2 Commitment Fee. Borrowers shall pay to Bank a Revolver Commitment fee for each day equal to the product of (i) 0.25% per annum multiplied by (ii) the difference between (A) the then existing Revolver Commitment and (B) the aggregate outstanding amount of the Revolver Loans and Letter of Credit Obligations on such day, payable monthly on the first day of each month with respect to the immediately preceding month.

             2.11.3 Letter of Credit Fees. Borrowers shall pay to Bank, at such times as Bank shall require, Bank's normal scheduled fees and charges in connection with Letters of Credit, as in effect from time to time, and (a) with respect to standby Letters of Credit, at the time of issuance and renewal of each such Letter of Credit, a fee equal to the Applicable Margin for LIBOR Loans on a per annum basis on the face amount of the Letter of Credit for the period of time the Letter of Credit will be outstanding; and (b) with respect to documentary Letters of Credit, monthly in arrears on the first day of each calendar month, a fee equal to the Applicable Margin for LIBOR Loans multiplied by the average daily maximum face amount of all outstanding documentary Letters of Credit computed at a per annum rate for each day.

         2.12 Statement of Account. If Bank provides Borrowers with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrowers, unless objected to with specificity by Borrower Agent in writing within sixty (60) days after receipt.

         2.13 Termination. Upon at least thirty (30) days prior written notice to Bank, Borrower Agent may, at its option, terminate this Agreement and the Revolver Commitment in its entirety but not partially without premium or penalty; provided however, no such termination by Borrowers shall be effective until the full, final and indefeasible payment of the Obligations in cash or immediately available funds and in the case of any contingent Obligations consisting of (a) Letter of Credit Obligations, (b) obligations and liabilities with respect to any Swap Agreements, (c) claims for indemnification with respect to actual asserted claims of third Persons and (d) actual overdraft reimbursement obligations, Bank's receipt of either cash or a direct pay letter of credit naming Bank as beneficiary and in form and substance and from an issuing bank acceptable to Bank, in each case in an amount not less than 105% of the aggregate amount of all such contingent obligations, and at such time Bank shall release its liens on, and security interests in, all Collateral. Any notice of termination given by Borrower Agent shall be irrevocable unless Bank otherwise agrees in writing.

         2.14 USA Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

3. CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT.

         3.1 Conditions Precedent to Initial Loan. In addition to any other requirement set forth in this Agreement, Bank shall not be required to fund any Loan or make any other extension of credit hereunder unless and until the following conditions shall have been satisfied, in the reasonable opinion of Bank and its counsel:

             3.1.1 Loan Documents. Borrowers and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Note, the Blocked Account Agreement and other required Loan Documents, all in form and substance reasonably satisfactory to Bank.

             3.1.2 Supporting Documents and Other Conditions. Borrowers shall cause to be delivered to Bank the following documents and shall satisfy the following conditions:

                   (a) A copy of the governing instruments of each Borrower and each Subsidiary, and good standing certificates or comparable certificate of each Borrower and each Subsidiary, certified by the appropriate official of their respective states or foreign jurisdiction of organization and each state in which such Borrower or such Subsidiary is qualified to do business;

                   (b) An incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of each Borrower and each other Person executing any Loan Documents, signed by the Secretary or another authorized officer of such Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

                   (c) The legal opinion of Borrowers' legal counsel in the United States of America, Hong Kong, the British Virgin Islands and Macao each addressed to Bank regarding such matters as Bank and its counsel may reasonably request;

                   (d) A Borrowing Base Certificate duly completed by Borrower Agent, together with all supporting statements and schedules provided therein;

                   (e) UCC-1 searches and other Lien searches showing no existing security interests in or Liens on the Collateral other than Permitted Liens or security interests to be terminated on the date hereof;

                   (f) Evidence of insurance meeting the requirements of Section 5.3;

                   (g) UCC-1 financing statements and, if applicable, certificates of title covering the Collateral shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid;

                   (h) Subordinations (if any) reasonably satisfactory to Bank from all Affiliates as required by Section 5.9;

                   (i) Third Party Waivers as required by Section 5.12(c);

                   (j) A complete and final payoff or termination letter from PNC Bank, National Association and any other lender whose outstanding Debt is to be satisfied by remittance of proceeds of the initial Loan, and, if applicable, such disbursement letter as shall be required to direct the payment of Loan proceeds;

                   (k) All required appraisals (including any Inventory appraisals) shall have been completed to Bank's reasonable satisfaction;

                   (l) All required field exams shall have been completed to Bank's reasonable satisfaction;

                   (m) All additional opinions, documents, certificates and other assurances that Bank or its counsel may reasonably require;

                   (n) Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Bank, and evidence of payment to other parties of all fees or costs which Borrowers are required under the Loan Documents to pay by the date of the initial Loan;

                   (o) There shall be no litigation in which any Borrower or any Subsidiary is a party defendant, which Bank reasonably determines may have a Material Adverse Effect;

                   (p) Bank shall have received Borrowers' financial statements as of calendar month-end September 30, 2005, and such other financial reports and information concerning Borrowers as Bank shall reasonably request, and Bank shall be reasonably satisfied therewith; and

                   (q) Bank shall have reasonably determined that after the making of the initial Loans to be made on the Closing Date, the issuance of any Letters of Credit to be issued on the Closing Date and the payment of all fees and closing costs incurred on or prior to the Closing Date, Excess Availability is not less than $15,000,000.

         3.2 Conditions Precedent to Each Revolver Loan. In addition to any other requirements set forth in this Agreement, Bank shall not be required to fund any Revolver Loan or issue any Letter of Credit unless and until the following conditions shall have been satisfied, in the reasonable opinion of Bank and its counsel, and each Notice of Borrowing (whether or not a written Notice of Borrowing is required) shall be deemed to be a representation that all such conditions have been satisfied in Bank's reasonable judgment:

             3.2.1 Notice of Borrowing. Borrowers shall have delivered to Bank a Notice of Borrowing and such other information, as Bank may reasonably request.

             3.2.2 No Default. No Event of Default or Default shall have occurred and be continuing or could occur upon the making of the Revolver Loan in question.

             3.2.3 Correctness of Representations. All representations and warranties made by Borrowers herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of date of the proposed Revolver Loan or Letter of Credit, and, if Borrowers are required to deliver a written Notice of Borrowing, Borrowers shall have delivered to Bank certificate of an officer of ERC US (or any designee) to such effect, which may be incorporated in the Notice of Borrowing.

             3.2.4 No Adverse Change. There shall have been no change which could have a Material Adverse Effect on Borrowers taken as a whole since the date of the most recent financial statements of such Person delivered to Bank from time to time.

             3.2.5 Limitations Not Exceeded. The proposed Revolver Loan or Letter of Credit shall not cause the aggregate outstanding principal balance of the Revolver Loans plus Letter of Credit Obligations to exceed the lesser of the Revolver Commitment and the Borrowing Base.

             3.2.6 Further Assurances. Borrowers shall have delivered such further documentation, information or assurances as Bank may reasonably require.

4. REPRESENTATIONS AND WARRANTIES. In order to induce Bank to enter into this Agreement and to make the Loans or extend credit as provided for herein, each Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of each request for a Loan or extension of credit hereunder:

         4.1 Valid Existence and Power. Each Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Each Borrower and each other Person which is a party to any Loan Document (other than Bank) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally. Each Borrower is organized under the laws of the jurisdiction listed on Exhibit 4.9 and has not changed the jurisdiction of its organization within the five years preceding the date hereof except as previously reported to Bank in writing.

         4.2 Authority. The execution, delivery and performance thereof by each Borrower and each other Person (other than Bank) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

         4.3 Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Bank, neither any Borrower nor any Subsidiary has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on
Exhibit 4.3. All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrowers taken as a whole as of the date thereof. No Borrower is aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrowers, such as general economic trends) concerning the conditions or future prospects of Borrowers taken as a whole which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since March 31, 2005. Borrowers taken as a whole are Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan documents, Borrowers taken as a whole will be Solvent.

         4.4 Litigation. Except as disclosed on Exhibit 4.4, there are no suits or proceedings pending, or to the knowledge of Borrowers threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting any Borrower, or their assets, which if adversely determined would have a Material Adverse Effect on the financial condition or business of such Borrower.

         4.5 Agreements, Etc. No Borrower is a party to any material agreement or instrument or subject to any material court order, governmental decree or any charter or other corporate restriction, materially and adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any such agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

         4.6 Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by any Borrower or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

         4.7 Title. Each Borrower has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Each Borrower has full ownership rights in all Collateral which such Borrower owns.

         4.8 Collateral. The security interests granted to Bank herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising. All of the Collateral is intended for use solely in Borrowers' business.

         4.9 Jurisdiction of Organization; Location. The jurisdiction in which each Borrower is organized, existing and in good standing, the chief executive office of each Borrower where such Borrower's business records are located, all of each Borrower's other places of business and any other places where any Collateral is kept, are all correctly and completely indicated on Exhibit 4.9. The Collateral is located and, subject to Section 5.13, shall at all times be kept and maintained only at Borrowers' location or locations as described on
Exhibit 4.9. No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Bank has otherwise agreed in writing. Except as disclosed on Exhibit 4.9, no Borrower has changed its legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the date hereof.

         4.10 Taxes. Except as described on Exhibit 4.10, and except for taxes Properly Contested each Borrower filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all material assessments received by it to the extent that such taxes have become due (with due regard to extensions). No Borrower is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes except as set forth on
Exhibit 4.4. Except as described on Exhibit 4.10, each Borrower has paid all sales and excise taxes payable by it.

         4.11 Labor Law Matters. No goods or services have been or will be produced by any Borrower in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

         4.12 Accounts. Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral: (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors' rights; (b) is not subject to any deduction or discount (other than in the ordinary course of business or as stated in the invoice and disclosed to Bank in writing), defense, set off, claim or counterclaim of a material nature against such Borrower except as to which such Borrower has notified Bank in writing; (c) to the best of Borrowers' knowledge, is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which such Borrower has notified Bank in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens except Permitted Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor. Each Account included in any Notice of Borrowing, Borrowing Base Certificate, report or other document as an Eligible Account, Eligible Government Accounts or Eligible Special Account, as applicable, meets all the requirements of an Eligible Account, Eligible Government Accounts or Eligible Special Account, as applicable, set forth herein.

         4.13 Judgment Liens. Neither any Borrower nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

         4.14 Organizational Structure. As of the date hereof, Exhibit 4.14 hereto sets forth (i) the correct name of each Subsidiary, its jurisdiction of organization, the percentage of its equity interests having voting powers owned by each Person and whether such Subsidiary is an Inactive Subsidiary or a Significant Subsidiary, (ii) the name of each Borrower's Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding equity interests of each Borrower and each of the Subsidiaries and
(iv) the number of authorized and issued equity interests (and treasury shares) of each Borrower and each Subsidiary. Each Borrower has good title to all of the shares it purports to own of the equity interests of each of the Subsidiaries, free and clear in each case of any Lien except Permitted Liens. All such equity interests have been duly issued and are fully paid and non-assessable. Since the date of the last audited financial statements of Borrowers delivered to Bank, no Borrower has made, or obligated itself to make, any dividends (other than stock dividends) or other distribution on or with respect to, or any purchase, redemption, retirement or other acquisition of, any equity interests of such Borrower, except as otherwise permitted hereunder. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any equity interests or obligations convertible into, or any powers of attorney relating to, equity interests of any Borrower or any of their Subsidiaries. Except as set forth on
Exhibit 4.14 hereto or as publicly reported, there are no outstanding agreements or instruments binding upon the holders of any Borrower's equity interests relating to the ownership of its equity interests.

         4.15 Deposit Accounts. Borrowers have no Deposit Accounts other than
(a) on the Closing Date, those listed on Exhibit 4.15A; (b) on the Closing Date, those listed on Exhibit 4.15B; and (c) after the Closing Date, those otherwise permitted by Section 6.15.

         4.16 Environmental. Except as disclosed on Exhibit 4.16, neither any Borrower nor to Borrowers' best knowledge any other previous owner or operator of any real property currently owned or operated by a Borrower, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Exhibit 4.16, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by any Borrower or to Borrowers' knowledge by any other Person, or is now located on such property. Except as disclosed on Exhibit 4.16, each Borrower is in full compliance with all applicable Environmental Laws and no Borrower has been notified of any action, suit, proceeding or investigation which calls into question compliance by such Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

         4.17 ERISA. Except as set forth on Exhibit 4.17, neither any Borrower nor any Subsidiary has any pension, profit-sharing or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Borrower has furnished to Bank true and complete copies of the latest annual report required to be filed pursuant to Section 104 of ERISA, with respect to each employee benefit plan or other plan maintained for employees of such Borrower or any Subsidiary and covered by Title IV of ERISA (a "Plan"), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a "Termination Event" means a "reportable event" as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither any Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.

         4.18 Investment Company Act. Neither any Borrower nor any Subsidiary is an "investment company" as defined in the Investment Company Act of 1940, as amended.

         4.19 Names. Each Borrower currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement. Except as disclosed on Exhibit 4.19, during the preceding five (5) years no Borrower has (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.

         4.20 Insider. No Borrower is, and no Person having "control" (as that term is defined in 12 U.S.C. ss. 375(b)(5) or in regulations promulgated pursuant thereto) of a Borrower is, an "executive officer," "director," or "principal shareholder" (as those terms are defined in 12 U.S.C. ss.375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.

         4.21 Sanctioned Persons; Sanctioned Countries. None of Borrowers, their Subsidiaries or any of their Affiliates (i) is a Sanctioned Person or (ii) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC. The proceeds of any Loan will not be used to fund any operation in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

         4.22 Compliance with Covenants; No Default. Each Borrower is, and upon funding of the initial Loans on the Closing Date will be, in compliance with all of the covenants hereof. No Event of Default or Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the initial Loans on the Closing Date will not cause an Event of Default or a Default.

         4.23 Full Disclosure. There is no material fact which is known or which should be known by any Borrower that such Borrower has not disclosed to Bank which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Borrowers to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by Borrowers necessary to keep the other statements from being misleading.

         4.24 Intellectual Property. Each Borrower owns or licenses, or otherwise has the right to use all material licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames ("Intellectual Property") necessary for the operation of its business, as presently conducted or proposed to be conducted. As of the date hereof, no Borrower has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office, or any similar office or agency in the United States, any State thereof, any political subdivision thereof, or in any other country, other than those described in
Exhibit 4.24 attached hereto, and has not granted any material licenses with respect thereto, other than as set forth in Exhibit 4.24. No event has occurred which permits, or would permit after notice or passage of time, or both, the revocation, suspension, or termination of such rights. To the best of Borrowers' knowledge, no slogan or other advertising device, product, process, method, substance, or other Intellectual Property or goods bearing, or using any Intellectual Property presently contemplated to be sold by, or employed by any Borrower, materially infringes any patent, trademark, servicemark, tradename, copyright, license, or other Intellectual property owned by any other Person presently, and no material claim or litigation is pending or threatened against, or affecting any Borrower or its right to sell or use any such Intellectual Property. Exhibit 4.24 sets forth all of the material agreements or other arrangements of each Borrower, pursuant to which such Borrower has a license or other right to use any trademarks, logos, designs, representations, or other Intellectual Property, owned by another Person as in effect on the date hereof, and the dates of the expiration of such agreement, or other arrangements of such Borrower as in effect on the date hereof (together with such agreements or other arrangements as may be entered into by a Borrower after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). No trademark, servicemark, or other Intellectual Property, at any time used by a Borrower, which is owned by another Person, or owned by a Borrower subject to any security interest, lien, collateral assignment, pledge, or other encumbrance in favor of any person other than Bank, is affixed to any Eligible Inventory, Eligible In-Transit Inventory or Eligible Licensed Inventory, except to the extent permitted under the term of the License Agreements listed on Exhibit 4.24.

         4.25 Material Agreements. A true, correct, and complete copy of each Material Agreement is attached hereto as Exhibit 4.25, in each case together with all exhibits and schedules thereto.

         4.26 ERC Intercompany Payable. The ERC Intercompany Payable is evidenced by entries on the books and records of the Foreign Subsidiaries and ERC US and there is no note, Instrument or other writing with respect to the ERC Intercompany Payable (other than the March 14, 1984 letter agreement included in the definition of ERC Intercompany Payable). In the event the ERC Intercompany Payable becomes evidenced by an additional note, instrument or other writing, the Foreign Subsidiaries will (prior to its execution) promptly deliver a copy of such note, instrument or other writing to Bank as executed.

5. AFFIRMATIVE COVENANTS OF BORROWERS. Each Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrowers and their Subsidiaries:

         5.1 Use of Revolver Loan Proceeds. Shall use the proceeds of Revolver Loans only to refinance Borrowers' existing Debt, for working capital to be used in the operation of Borrowers' business, for purchases of Capital Stock of ERC US permitted hereunder and in connection with Permitted Acquisitions, and furnish Bank all evidence that it may reasonably require with respect to such use.

         5.2 Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

         5.3 Insurance. Shall maintain such liability insurance, workers' compensation insurance, business interruption insurance and casualty insurance in amounts as may be required by law, if applicable, or as are customary and usual for prudent businesses in its industry and any other insurance that may be reasonably required by Bank and shall insure and keep insured all Collateral and other properties with insurance companies reasonably satisfactory to Bank. All hazard insurance covering Collateral shall be in amounts reasonably acceptable to Bank, shall name and directly insure Bank as secured party and lender loss payee under a long-form lender loss payee clause reasonably acceptable to Bank, or its equivalent, and shall not be terminable except upon 30 days' written notice to Bank. Borrowers shall furnish to Bank copies of all such policies and shall provide evidence of insurance on an annual basis or such more frequent basis as may be requested by Bank from time to time.

         5.4 Notice. Shall provide to Bank prompt notice of (a) the occurrence of an Event of Default or a Default and what action (if any) Borrowers are taking to correct the same, (b) any litigation involving an amount at issue in excess of $250,000, any material adverse changes in existing litigation or any judgment against a Borrower, a Subsidiary or its assets, (c) any damage or loss to property in excess of $250,000, (d) any notice from taxing authorities as to any material claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance with respect to any Account in excess of $250,000 arising outside the ordinary course of business, (g) the cancellation or termination of, or any default under, any Material Agreement to which a Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of a Borrower; (h) any loss or threatened loss of material licenses or permits, (i) the failure of any Person which has issued one or more letters of credit in a face amount equal to or greater than $100,000 (or its equivalent in any currency), in the case of trade letters of credit, and $500,000, in the case of back to back letters of credit (or its equivalent in any currency), singly or in the aggregate to the Foreign Subsidiaries, as beneficiary, or for the account of any Foreign Subsidiary, to honor a draw under such letter of credit for any reason, (j) on a quarterly basis with the financial statements delivered to Bank pursuant to Section 5.6(b), a material amendment or modification with respect to any License Agreement and (k) the cancellation or termination of, or any default under, any License Agreement.

         5.5 Inspections of Books and Records and Field Examinations. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be required by Bank (which except upon the occurrence and during the continuance of any Event of Default, shall be upon reasonable notice and during reasonable business hours) and shall further permit such inspections, collateral appraisals, reviews and field examinations of its other books and records and properties (with such frequency and at such times as Bank may desire) by Bank as Bank may deem necessary or desirable from time to time. The cost of such field examinations, reviews, verifications and inspections shall be borne by Borrowers at Bank's then current rate (currently at a rate of $850 per examiner per day), plus Bank's reasonable out-of-pocket expenses. Notwithstanding the foregoing, so long as no Event of Default then exists, Borrowers shall be responsible for costs and expenses associated with a maximum of two (2) examinations per year, two (2) examiners per examination and eight (8) days maximum per examination.

         5.6 Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Bank, or cause to be furnished to Bank, the following periodic financial information all in form and substance reasonably satisfactory to Bank:

             (a) Periodic Borrowing Base Information. No later than 12:00 noon on tenth (10th) Business Day of each calendar month (or more frequently if required by Bank), a completed Borrowing Base Certificate in the form attached hereto as Exhibit 5.6(a) (a "Borrowing Base Certificate"), as of the close of business for the prior calendar month. Borrowers shall attach the following to each Borrowing Base Certificate, which shall be certified by the chief financial officer, controller or president of Borrower Agent to be accurate and complete and in compliance with the terms of the Loan Documents: (i) a report listing all Accounts of Borrowers as of the last day of the prior calendar month (an "Accounts Receivable Report") which shall include the amount and age of each Account on a due date aging basis, a detailing of all Accounts which do not constitute Eligible Accounts, Eligible Government Accounts or Eligible Special Accounts and such other information as Bank may require in order to verify the Eligible Accounts, Eligible Government Accounts and Eligible Special Accounts, all in reasonable detail and in form acceptable to Bank, (ii) a detailed summary report listing all Inventory, all Eligible Inventory, all Eligible In-Transit Inventory and all Eligible Licensed Inventory of Borrowers by location as of the last day of the prior calendar month, the cost thereof and all Inventory which has not been timely sold by Borrowers in the ordinary course of business, and such other information as Bank may require relating thereto, all in form acceptable to Bank (an "Inventory Report"), (iii) a listing of all accounts payable of ERC US and MI, (iv) a listing of the amount of royalty payments owing to each licensor with respect to Inventory subject to a License Agreements sold by US Borrowers and which would be owing to each licensor with respect to Inventory subject to a License Agreement (including Eligible Licensed Inventory) and (v) any other report as Bank may from time to time require in its reasonable discretion, each prepared with respect to such periods and with respect to such information and reporting as Bank may require; provided, however, Borrowers shall deliver a Borrowing Base Certificate on a weekly basis on the third (3rd) Business Day of the immediately following calendar week if at any month-end, Borrowers' Excess Availability is equal to or less than $5,000,000 (as determined by Bank in its reasonable discretion) and Borrowers shall continue to deliver Borrowing Base Certificates (detailing Eligible Accounts, Eligible Special Accounts, Eligible Government Accounts, Eligible Inventory, Eligible In-transit Inventory and Eligible Licensed Inventory as of the last day of the immediately preceding calendar week) on a weekly basis until such time as Borrowers' Excess Availability exceeds $5,000,000 for thirty (30) consecutive days (as determined by Bank in its reasonable discretion), and at such time Borrowers shall resume delivery of Borrowing Base Certificates on a monthly basis (i.e., no later than 12:00 noon on tenth (10th) Business Day of each calendar month).

             (b) Interim Statements.

                   (i) if Borrowers are required to deliver a Borrowing Base Certificate to Bank on a monthly basis pursuant to Section 5.6(a), within fifty
(50) days after the end of each fiscal quarter (other than fiscal quarters ending March 31) and within one hundred ten (110) days after the end of each fiscal quarter ending March 31, a consolidated and consolidating balance sheet of Borrowers at the end of that period and a consolidated and consolidating income statement, and a statement of cash flows on a consolidated basis, for that period (and for the portion of the fiscal year ending with such period), setting forth in comparative form the figures for the same period of the preceding fiscal year.

                   (ii) if Borrowers are required to deliver a Borrowing Base Certificate to Bank on a weekly basis pursuant to Section 5.6(a), within thirty
(30) days after the end of each calendar month (other than calendar months ending March 31) and within fifty (50) days after the end of each calendar month ending March 31, a consolidated and consolidating balance sheet of Borrowers at the end of that period and a consolidated and consolidating income statement, and a statement of cash flows on a consolidated basis, for that period (and for the portion of the fiscal year ending with such period), setting forth in comparative form the figures for the same period of the preceding fiscal year.

The foregoing statements shall be certified by the chief financial officer of Borrower Agent as true and correct and fairly representing the financial condition of Borrowers and their Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments.

             (c) Annual Statements. Within one hundred ten (110) days after the end of each fiscal year, an audited consolidated financial report of Borrowers and their Subsidiaries containing a consolidated balance sheet at the end of that period and a consolidated income statement and statement of cash flow for that period, setting forth in comparative form the figures for the preceding fiscal year, together with footnotes, and containing an unqualified audit opinion of independent certified public accountants acceptable to Bank that the financial statements were prepared in accordance with GAAP. Borrowers shall obtain such written acknowledgments from Borrowers' independent certified public accountants as Bank may reasonably require permitting Bank to rely on such annual financial statements.

             (d) Compliance and No Default Certificates. Together with each report required by Subsections (b) and (c), a compliance certificate in the form annexed hereto as Exhibit 5.6(d) and a certificate of its president or chief financial officer certifying that no Event of Default or Default then exists or if an Event of Default or Default exists, the nature and duration thereof and Borrowers' intention with respect thereto, and in addition, shall cause Borrowers' independent auditors (if applicable) to submit to Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a Default or if it discovered any such circumstances, the nature and duration thereof.

             (e) Auditor's Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrowers by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrowers including, without limitation, each report submitted to Borrowers concerning their accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrowers.

             (f) Warehousemen/Bailee Reports. Within five (5) Business Days of the end of each month, a written report from Borrowers containing each warehouseman and bailee holding Inventory of US Borrowers listing the type(s) and amount of such Inventory held by such warehouseman and bailee as of the last day of the prior calendar month.

             (g) License Agreements. Together with each report required by Subsections (b) and (c), a detailed list of all additions to or deletions from the list of License Agreements.

             (h) Projections. Not later than the 15th day after the commencement of each fiscal year, deliver Projections to Bank for Borrowers for such fiscal year.

             (i) BOA Account Statement. Within five (5) Business Days of receipt, deliver to Bank a copy of the monthly bank statement for the BOA Account.

             (j) Other Information. Such other information reasonably requested by Bank from time to time concerning the business, properties or financial condition of Borrowers or their Subsidiaries.

         5.7 Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

         5.8 Payment of Taxes, Etc. Shall pay before delinquent all of its material debts and taxes, except and to the extent only that such taxes are being Properly Contested.

         5.9 Subordination. Shall cause all Debt and other obligations now or hereafter owed to any Affiliate to be subordinated in right of payment and security to the Obligations in accordance with written subordination agreements satisfactory to Bank.

         5.10 Compliance; Hazardous Materials. Shall strictly comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by Bank, neither any Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, whether or not in compliance with applicable laws and regulations. Borrowers shall promptly report to Bank any notices of any violations of such laws or regulations received from any regulatory or governmental body, along with Borrowers' proposed corrective action as to such violation.

         5.11 Further Assurances. Shall take such further action and provide to Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

         5.12 Covenants Regarding Collateral and Property. Borrowers make the following covenants with Bank regarding the Collateral for itself and each Subsidiary. Borrowers and all Subsidiaries:

             (a) will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

             (b) as agent for Bank, will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

             (c) will, at Bank's request, obtain and deliver to Bank such Third Party Waivers as Bank may reasonably require;

             (d) will promptly deliver to Bank all promissory notes, drafts, trade acceptances, chattel paper, Instruments or documents of title which are Collateral in tangible form, appropriately endorsed to Bank's order, and no Borrower will create or permit any Subsidiary to create any Electronic Chattel Paper without taking all steps deemed reasonably necessary by Bank to confer control of the Electronic Chattel Paper upon Bank in accordance with the Code;

             (e) except for sales of Inventory in the ordinary course of business and the voluntary termination of Swap Agreements to which such Borrower or such Subsidiary is a party, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;

             (f) shall notify Bank on a quarterly basis of any future material patents, trademarks or registered copyrights owned by any Borrower or any Subsidiary and any License Agreements entered into by any Borrower or any Subsidiary authorizing said Person to use any patents, trademarks or registered copyrights owned by third parties; and

             (g) shall give Bank at least thirty (30) days prior written notice of any new trade or fictitious name. Any Borrower's or any Subsidiary's use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

         5.13 New Locations. Borrowers may only open any new Collateral Location within the continental United States provided Borrowers (a) gives Bank thirty
(30) days prior written notice of the intended opening of any such new Collateral Location and (b) executes and delivers, or causes to be executed and delivered, to Bank such agreements, documents, and instruments (including Third Party Waivers) as Bank may deem necessary or desirable to protect its interests in the Collateral at such new Collateral Location, in form and substance acceptable to Bank.

         5.14 Significant Subsidiary. Cause each Subsidiary which becomes a Significant Subsidiary after the Closing Date (if not already a Borrower hereunder) to become a party hereto by executing and delivering to Bank such documents, instruments and agreements as Bank may request in its sole and absolute discretion. If any two (2) or more Inactive Subsidiaries (a "Significant Group") taken together would constitute a Significant Subsidiary, Borrowers shall cause so many of such Inactive Subsidiaries to become a party hereto (by executing and delivering to Bank such documents, instruments and agreements as Bank may request in its sole and absolute discretion) as is necessary to cause the remaining Person(s) in such group to cease to be a Significant Group.

         5.15 Subsidiary Sale. On or before the earlier of the occurrence of an Event of Default or April 30, 2006, shall either (a) deposit 100% of the cash proceeds received in connection with the Subsidiary Sale in a Deposit Account maintained with Bank or an Affiliate of Bank and as to which only Bank shall have access to withdraw or otherwise direct the disposition of funds on deposit therein or (b) pay 100% of the cash proceeds received in connection with the Subsidiary Sale to Bank in immediately available funds for application by Bank to reduce the then outstanding Obligations.

         5.16 Deposit Accounts. Shall (a) (i) within five (5) Business Days, transfer to the Collections Account in immediately available funds amounts in excess of $100,000 maintained in the Deposit Account of ERC US at Bank of America, N.A. (the "BOA Account") and (ii) on a daily basis, transfer to the Collections Account in immediately available funds amounts in excess of $2,000,000 in available funds maintained in the Deposit Account at PNC Bank, National Association which is subject to the Blocked Account Agreement (the "PNC Blocked Account") and (b) on April 15, 2006, transfer to the Collections Account in immediately available funds all amounts maintained in the BOA Account and the PNC Blocked Account and promptly thereafter close the BOA Account and the PNC Blocked Account. Notwithstanding the foregoing, Borrowers shall not be required to transfer to Bank amounts of less than $60,000 pursuant to clause (a) above.

6. NEGATIVE COVENANTS OF BORROWERS. Each Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrowers and their Subsidiaries:

         6.1 Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except the following ("Permitted Debt"):

             (a) The Obligations;

             (b) Endorsement of checks for collection in the ordinary course of business;

             (c) Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due;

             (d) Purchase money Debt not exceeding $500,000 in aggregate principal amount at any time outstanding for Borrowers and all Subsidiaries incurred to purchase Equipment, provided that the amount of such Debt shall not at any time exceed the purchase price of the Equipment purchased;

             (e) Unsecured Debt not exceeding $250,000 in principal amount outstanding at any time for Borrowers and all Subsidiaries (other than the ERC Intercompany Payable;

             (f) Debt existing on the Closing Date and not otherwise permitted under this Section 6.1, as set forth on Exhibit 6.1 hereto, and the renewal and refinancing (but not the increase in the aggregate principal amount) thereof;

             (g) Any Debt incurred under any Swap Agreements with Bank (or with any of its Affiliates);

             (h) Debt of all Foreign Subsidiaries in an amount not to exceed $95,000,000 in the aggregate incurred solely in connection with the issuance of letters of credit on behalf of such Foreign Subsidiaries, and any collateral pledged to secure such Debt shall not exceed an amount in excess of 35% of such Debt;

             (i) (i) From the Closing Date through and including March 31, 2006, guarantees by ERC US of up to $5,000,000 (or its equivalent in other currencies) of the aggregate liability of all Foreign Subsidiaries or other trade letter of credit facilities permitted by 6.1(h) and (ii) at all times thereafter, guarantees by ERC US of up to $7,500,000 (or its equivalent in other currencies) of the aggregate liability of all Foreign Subsidiaries or other trade letter of credit facilities permitted by 6.1(h);

             (j) ERC Intercompany Payable in the aggregate principal amount of $43,000,000 during the fiscal year ending March 31, 2006 plus an additional $2,000,000 for each fiscal year thereafter. ERC US shall not (i) at any time reduce the outstanding principal amount of the ERC Intercompany Payable to an amount that is less than $43,000,000 during the fiscal year ended March 31, 2006 plus an additional $2,000,000 for each fiscal year thereafter, and (ii) make any payment with respect thereto at any time during which an Event of Default has occurred and is continuing. None of ER Hong Kong, ER BVI or ER Macao shall effect a transfer of the ER Intercompany Payable;

             (k) Unsecured Debt owing incurred in connection with Permitted Acquisitions and payable to the corresponding sellers of the Acquired Company or Acquired Assets that is expressly subordinated in right of payment and performance to the Obligations in accordance with subordination agreements approved in writing by Bank in its reasonable discretion.

         6.2 Liens. Shall not create or permit any Liens on any of its real or personal property (including the Excluded Property) except the following ("Permitted Liens"):

             (a) Liens securing the Obligations;

             (b) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due and payable or which are being Properly Contested;

             (c) Zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or the ordinary conduct of the business of any Borrower or any Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto, and the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords arising out of operation of law so long as the obligations secured thereby are not past due or are being Properly Contested;

             (d) Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws;

             (e) Judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being Properly Contested and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person's business;

             (f) Liens securing Permitted Debt permitted under Section 6.1(d) incurred solely for the purpose of purchase money financing for the acquisition of Equipment, provided that such Lien does not secure more than the purchase price of such Equipment and does not encumber property other than the purchased property; and

             (g) Liens not otherwise permitted by this Section 6.2, in existence on the Closing Date and described on Exhibit 6.2.

         6.3 Restricted Payments. Shall not pay or declare any dividends (other than stock dividends) or other distributions or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any Debt subordinate to the Obligations except the following:

             (a) Any Subsidiary may pay dividends to another Borrower or another Subsidiary wholly-owned by a Borrower;

             (b) Payments to trade creditors in the ordinary course of Borrowers' business; and

             (c) So long as no Default or Event or Default then exists or would result therefrom, purchases of Capital Stock of ERC US in an aggregate amount in a calendar year not to exceed $2,000,000.

         6.4 Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as "Investments") any Person, except for (a) Permitted Investments, (b) Permitted Debt (c) existing investments in Subsidiaries, (d) endorsement of negotiable instruments for collection in the ordinary course of business, (e) capital contributions, loans and advances by ER Hong Kong, Emerson Global, Ltd., ER Macao and/or ER BVI to ERC US, (f) loans and advances between ER Hong Kong, Emerson Global, Ltd., ER Macao and ER BVI in the ordinary course of business and in accordance with such Borrower's historical practices and (g) prior to the occurrence of an Event of Default, advances by any Person constituting a Borrower to Inactive Subsidiaries to pay charges imposed by governmental authorities related to the maintenance of such Inactive Subsidiary's corporate existence, such as annual filing and franchise fees and other minimal expenses necessary to maintain such Inactive Subsidiary in good standing.

         6.5 Change in Business. Shall not enter into any business which is substantially different from the business in which it is engaged on the Closing Date.

         6.6 Accounts. (a) Shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection and except for normal trade discounts, allowances and credits with respect to Accounts; (b) shall not create or accept any Account, Instrument, Chattel Paper or other obligation of any kind due from or owed by a Sanctioned Person or enter into any lease that secures the Obligations where the lessee is a Sanctioned Person; and (c) shall notify Bank promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor's financial condition or ability to pay its obligations or if it learns that any Account Debtor is a Sanctioned Person.

         6.7 Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in after written notice to Bank if upon terms not less favorable to such Borrower or such Subsidiary than if no such relationship existed, it being acknowledged that Borrowers have provided such notice with respect to (a) a lease or leases of office space by ER Hong Kong and ER Macao from Grande Entities, (b) purchases of Inventory by Borrowers from Grande Entities and (c) engaging certain Grande Entities for management and other related services with payments in any one transaction not exceeding $250,000 in any calendar year or for all such transactions not exceeding $500,000 in the aggregate in any calendar year.

         6.8 No Change in Name, Offices or Jurisdiction of Organization; Removal of Collateral. Shall not change its name or the jurisdiction in which such Borrower or such Subsidiary is organized or, unless it shall have given 60 days advance written notice thereof to Bank, (a) change the location of its chief executive office or other office where books or records are kept, or (b) permit any Inventory or other tangible Collateral to be located at any location other than as specified Section 4.9.

         6.9 No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

         6.10 Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

         6.11 Tangible Collateral. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any material tangible Collateral to become a fixture unless Bank shall have given its prior written authorization.

         6.12 Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.

         6.13 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing. Shall not merge, reorganize, consolidate or amalgamate with any Person, liquidate, wind up its affairs or dissolve itself, acquire by purchase, lease or otherwise all or substantially all of the assets or any capital stock or other equity interests of any Person (other than a Permitted Acquisition), or sell, transfer, lease or otherwise dispose of any of its property or assets, except for the sale of Inventory in the ordinary course of business and the voluntary termination of Swap Agreements to which such Borrower or such Subsidiary is a party, or sell or dispose of any equity ownership interests in any Subsidiary, in each case whether in a single transaction or in a series of related transactions; or change its name or jurisdiction of organization or conduct business under any new fictitious name; change its Federal Employer Identification Number; or fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

         6.14 Change of Fiscal Year. Shall not change its fiscal year. Each Borrower's fiscal year end is March 31, as of the Closing Date.

         6.15 Deposit Accounts. Shall not open or maintain any Deposit Accounts except for (i) Deposit Accounts opened or maintained at Bank, (ii) those listed on Exhibit 4.15A and Exhibit 4.15B, (iii) subject to Section 5.16 hereof, Deposit Accounts which are not opened or maintained at Bank but which are subject to Bank's "control" (as such term is used in Article 9 of the Code) on terms reasonably satisfactory to Bank, (iv) Deposit Accounts of the Foreign Subsidiaries containing cash in an aggregate amount not to exceed $7,500,000 securing Borrowers' guaranty obligations permitted under Section 6.1, (v) through April 30, 2006, Deposit Accounts located outside of the United States which contain the proceeds of the Subsidiary Sale, and (vi) such other Deposit Accounts located outside of the United States as shall be necessary for payroll, petty cash, local trade payables, and other occasional needs of Borrowers. The aggregate balance of any Deposit Accounts of Borrowers under clause (vi) above which are not subject to Bank's "control" (as such term is used in Article 9 of the Code) on terms reasonably acceptable to Bank shall never exceed $7,500,000 without Bank's prior written consent. All Deposit Accounts maintained at Bank shall be deemed to be under Bank's "control" as such term is used in Article 9 of the Code

         6.16 Executive Management. Shall not permit any future chief executive officer, chief operating officer, chief financial officer, president or controller of any Borrower to be an Impermissible Person.

         6.17 Excess Availability. Shall not permit Excess Availability to be less than $12,500,000 from the Closing Date through and including March 31, 2006.

7. OTHER COVENANTS OF BORROWER. Borrowers covenant and agree that from the date hereof and until payment in full of the Obligations and the termination of this Agreement, Borrowers and each Subsidiary shall comply with the following additional covenants:

         7.1 Fixed Charge Coverage Ratio. At the end of each calendar quarter of Borrowers commencing with the calendar quarter ending March 31, 2006, Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00. As used herein, "Fixed Charge Coverage Ratio" means (i) EBITDA, less the sum of (A) all unfinanced Capital Expenditures made in the Applicable Fiscal Period, and
(B) any dividends, distributions stock purchases permitted in Section 6.3 hereof paid in the Applicable Fiscal Period, and (C) cash taxes paid in the Applicable Fiscal Period (without benefit of any refunds unless related to periods prior to the date hereof), divided by (ii) the sum of (A) the current portion of scheduled principal amortization on Funded Debt for the Applicable Fiscal period, plus (B) cash interest payments (including payments made in cash with respect to letter of credit fees) paid in the Applicable Fiscal Period. As used herein, (i) "EBITDA" means the sum of (A) consolidated net income of Borrowers and their Subsidiaries in the Applicable Fiscal Period (computed without regard to any extraordinary items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense (including expenses related to letter of credit fees), (2) income tax expense, and non-cash charges and (3) depreciation and amortization;
(ii) "Capital Expenditures" means for any period the aggregate cost of all capital assets acquired by Borrowers and their Subsidiaries during such period, as determined in accordance with GAAP; (iii) "Applicable Fiscal Period" means a period of four (4) consecutive, trailing calendar quarters ending at the end of each prescribed calendar quarter and (iv) "Funded Debt" means (A) debt for borrowed funds (other than (x) the debt associated with the term loan provided by PNC Bank, National Association in the original principal amount of $7,500,000 and (y) the ERC Intercompany Payable), (B) debt for the deferred payment by one
(1) year or more of any purchase money obligation, and (C) any subordinated debt.

         7.2 Capital Expenditures. Borrowers shall not during any fiscal year commencing with the fiscal year ending March 31, 2006 expend on gross fixed assets (including gross leases to be capitalized under GAAP and leasehold improvements) an amount exceeding $500,000 in the aggregate.

8.       DEFAULT.

         8.1 Events of Default. Each of the following shall constitute an Event of Default:

             (a) There shall occur any default by Borrowers in the payment, when due, of any principal of or interest on the Note or within five (5) Business Days after demand with respect to any fee due, any other amounts due hereunder or any other Loan Document, or any other Obligations; or

             (b) There shall occur any default by any Borrower in the performance of any agreement, covenant or obligation contained in Section 5.1, 5.4, 5.5, 5.6, 5.9, 5.12, or Article 6 or Article 7 of this Agreement; or



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

             (c) There shall occur any default by any Borrower or any other party to any Loan Document (other than Bank) in the performance of any other agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 8 and the breach of such other agreement, covenant or obligation is not cured to Bank's satisfaction within 15 days after the sooner to occur of any Senior Officer's receipt of notice of such breach from Bank or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 15-day period or which is a willful and knowing breach by such Borrower or such other party; or

             (d) Any representation or warranty made by any Borrower or any other party to any Loan Document (other than Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

             (e) Any other obligation now or hereafter owed by any Borrower or any Subsidiary to Bank or any Affiliate of Bank (including any Banking Relationship Debt) shall be in default and not cured within the grace period, if any, provided therein; or

             (f) Any Borrower or any Subsidiary shall fail to make any payment in respect of outstanding Debt (other than the Obligations) in an aggregate principal amount of $250,000 or more when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such Debt (including, without limitation, any required mandatory prepayment or "put" of such Debt to any such Person) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or a commitment related to such Debt (or any Person acting on such holders' behalf) to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including, without limitation, any required mandatory prepayment or "put" of such Debt to such Person); or

             (g) Any Borrower shall (i) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due,
(iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

             (h) An involuntary petition or complaint shall be filed against any Borrower seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of any Borrower or any Subsidiary, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

             (i) A judgment in excess of $1,000,000 individually or $1,000,000 in the aggregate shall be rendered against any Borrower or any Subsidiary and shall remain undischarged, undismissed and unstayed for more than sixty days (except judgments validly covered by insurance with a deductible of not more than $25,000) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any portion of the Collateral or other assets of any Borrower or any Subsidiary by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

             (j) Loss, theft, damage or destruction of any material portion of the tangible Collateral for which there is either no insurance coverage or for which, in the reasonable opinion of Bank, there is insufficient insurance coverage; or

             (k) There shall occur any event which, in the reasonable opinion of Bank, could have a Material Adverse Effect; or

             (l) (i) the occurrence of a Change of Control, or (ii) ERC US shall cease to own all of the issued and outstanding Capital Stock of ER Hong Kong (other than the Director Share) or MI, or an individual with an office at or other nominee of ERC US reasonably acceptable to Bank, shall cease to own the Director Share as nominee for ERC US, or (iii) ER Hong Kong shall cease to own all the issued and outstanding Capital Stock of ER BVI, or (iv) any Person shall become a member of the Board of Directors of ER Hong Kong unless simultaneously with becoming a member of said Board of Directors such Person has delivered an ER Hong Kong director resignation to Bank.

         8.2 Remedies. If any Default shall occur, Bank may, without notice to Borrowers, at its option, withhold further Loans or other extensions of credit to Borrowers. If an Event of Default shall have occurred and be continuing, Bank may at its option take any or all of the following actions:

             (a) Bank may declare any or all Obligations (other than Obligations under any Swap Agreements, among Borrowers and Bank or any Affiliate of Bank, which shall be due in accordance with and governed by the provisions of said Swap Agreements) to be immediately due and payable (if not earlier demanded), terminate its obligation to make Loans and other extensions of credit to Borrowers, bring suit against Borrowers to collect the Obligations, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.

             (b) Without waiving any of its other rights hereunder or under any other Loan Document, Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Bank, Borrowers will promptly assemble the Collateral and make it available to Bank at a place to be reasonably designated by Bank. Borrowers agree that any notice by Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrowers if the notice is mailed to Borrower Agent by regular or certified mail, postage prepaid, at least five (5) days before the action to be taken. Borrowers shall be liable for any deficiencies in the event the Proceeds of the disposition of the Collateral do not satisfy the Obligations in full.

             (c) Bank may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, Documents or for Proceeds of any Collateral (either in a Borrower's name or Bank's name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts.

         8.3 Receiver. In addition to any other remedy available to it, Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrowers and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank's option, and shall be secured by all Collateral.

         8.4 Deposits; Insurance. After the occurrence of an Event of Default, each Borrower authorizes Bank to collect and apply against the Obligations when due any cash or Deposit Accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Bank as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

9. SECURITY AGREEMENT.

         9.1 Security Interest.

             (a) As security for the payment and performance of any and all Obligations and the performance of all obligations and covenants of Borrowers to Bank and its Affiliates, whether hereunder and under the other Loan Documents, Swap Agreements between Bank or any Affiliate of Bank and Borrowers or otherwise, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Bank or any of Bank's Affiliates, each US Borrower hereby grants to Bank (for itself and its Affiliates) a continuing security interest in and general lien upon and right of set-off against, all right, title and interest of such Borrower in and to the Collateral, whether now owned or hereafter acquired by such US Borrower.

             (b) Except as herein or by applicable law otherwise expressly provided, Bank shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and each Borrower agrees to take such steps. In any case Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrowers may have reasonably requested Bank to take and Bank's omission to take any action not requested by Borrowers shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Bank of specified items of Collateral against any liability of Borrowers shall waive or affect any security interest in or Lien against other items of Collateral or any of Bank's options, powers or rights under this Agreement or otherwise arising.

             (c) Bank may at any time and from time to time following the occurrence and during the continuance of an Event of Default, with or without notice to Borrowers, (i) transfer into the name of Bank or the name of Bank's nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Bank of any amounts due or to become due thereon and (iii) receive and direct the disposition of any Proceeds of any Collateral.

             (d) Notwithstanding the foregoing, (i) no Account, Instrument, Chattel Paper or other obligation or property of any kind due from, owed by or belonging to, a Sanctioned Person or (ii) any lease in which the lessee is a Sanctioned Person shall be Collateral or shall be credited toward the payment of the Obligations.

         9.2 Financing Statements; Power of Attorney. Each Borrower authorizes Bank at Borrowers' expense to file any financing statements and/or amendments thereto relating to the Collateral (without such Borrower's signature thereon) which Bank deems appropriate that (a) indicate the Collateral (i) as "all assets" of such Borrower or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (ii) by specific Collateral category, and (b) provide any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment. Each Borrower irrevocably appoints Bank as its attorney-in-fact to execute any such financing statements and/or control agreements in such Borrower's name and to perform all other acts, at Borrowers' expense, which Bank deems appropriate to perfect and to continue perfection of the security interest of Bank. Each Borrower hereby appoints Bank as such Borrower's attorney-in-fact to endorse, present and collect on behalf of such Borrower and in such Borrower's name any draft, checks or other documents necessary or desirable to collect any amounts which such Borrower may be owed. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys' fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Obligations; and thirdly, to the principal amount of the Obligations and to any other Obligations then outstanding. If any deficiency shall arise, Borrowers shall remain jointly and severally liable to Bank therefor.

         9.3 Entry. Each Borrower hereby irrevocably consents to any act by Bank or its agents in entering upon any premises of such Borrower following the occurrence of an Event of Default (subject to Bank's rights under Section 5.5) and in compliance with applicable law for the purposes of either (i) inspecting the Collateral or (ii) taking possession of the Collateral and each Borrower hereby waives its right to assert against Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises of such Borrower where the Collateral may be located.

         9.4 Other Rights. Each Borrower authorizes Bank without affecting such Borrower's obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Obligations or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Obligations or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Obligations or any part thereof or any party in any way obligated to pay the Obligations or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Obligations or any part thereof as Bank in its sole discretion may determine.

         9.5 Accounts. After any Event of Default, Bank may notify any Account Debtor of Bank's security interest and may direct such Account Debtor to make payment directly to Bank for application against the Obligations. Any such payments received by or on behalf of Borrowers at any time, whether before or after default, shall be the property of Bank, shall be held in trust for Bank and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrowers in an account with Bank) and shall be immediately delivered to Bank in the form received. Bank shall have the right to apply any Proceeds of Collateral to such of the Obligations as it may determine.

         9.6 Waiver of Marshaling. Each Borrower hereby waives any right it may have to require marshaling of its assets.

         9.7 Control. Borrowers will cooperate with Bank in obtaining control of, or control agreements with respect to, Collateral for which control or a control agreement is required for perfection of the Bank's security interest under the Code.

         9.8 Intellectual Property License. Each Borrower hereby grants Bank a royalty-free, nonexclusive, assignable license to use any Intellectual Property rights of such Borrower (including, without limitation, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, whether or not constituting Collateral) following the occurrence and during the continuance of an Event of Default for purposes of Bank exercising any of its rights and remedies against the Collateral (including, without limitation, liquidating any Inventory or Accounts or collecting or settling any Accounts or otherwise realizing or enforcing its lien rights with respect to the Collateral). In addition to the foregoing, each Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit.

10. MISCELLANEOUS.

         10.1 No Waiver, Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

         10.2 Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Obligations are outstanding, there exists any commitment by Bank to Borrowers, and until this Agreement is formally terminated in writing.

         10.3 Indemnity By Borrowers; Expenses. In addition to all other Obligations, each Borrower agrees to defend, protect, indemnify and hold harmless Bank and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees, costs and expenses (including, without limitation, attorneys' and paralegals' reasonable fees, costs and expenses, and fees, costs and expenses for investigations and experts) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of Borrowers and Borrowers' operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Bank's Liens in the Collateral, maintenance of the Loan by Bank, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Obligations (whether or not consummated), (ii) any suit, investigation, action or proceeding by any Person (other than such Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank's furnishing of funds to Borrowers under this Agreement, (iii) Bank's lawful preservation, defense, administration and enforcement of its rights under the Loan Documents and applicable law, including the fees and disbursements of counsel for Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral,
(iv) periodic field exams, audits and appraisals performed by Bank pursuant to
Section 5.5 hereof, (v) any civil penalty or fine assessed by OFAC against Bank or any Affiliate of Bank and all reasonable costs and expense (including counsel fees and disbursements) incurred in connection with defense thereof by Bank or such Affiliate, as a result of the funding of Loans or the extension of credit, the acceptance of payments due under the Loan Documents or any Swap Agreement or acceptance of Collateral, and/or (vi) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee's gross negligence or willful misconduct. If any Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or such Borrower's or Bank's interests therein, Bank may make such payment and the amount thereof shall be payable on demand, may at Bank's option be debited against any Deposit Account of Borrowers at Bank or converted to a Loan hereunder, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Obligations entitled to the benefit and security of the Loan Documents. In addition, each Borrower agrees to pay and save Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Bank or Borrowers with respect to the applicability of such tax. Borrowers' obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Obligations, secured by the Collateral, chargeable against Borrowers' loan account, and shall survive termination of this Agreement.

         10.4 Notices. Any notice or other communication hereunder or under the Note to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, faxed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

                  Bank:             Wachovia Bank, National Association
                                    1 South Broad Street, 3rd Floor, PA-4812
                                    Philadelphia, Pennsylvania  19107
                                    Attention:       George Kyvernitis, Director
                                    Facsimile:       (267) 321-6901

                  With copy to:     Blank Rome LLP
                                    One Logan Square
                                    Philadelphia, Pennsylvania  19103-6998
                                    Attention:       Steven M. Miller, Esquire
                                    Facsimile:       (215) 569-5522

                  Borrowers:        Emerson Radio Corp.
                                    9 Entin Road
                                    Parsippany, New Jersey 07054
                                    Attention:       Chief Financial Officer
                                    Facsimile:       (973) 428-2407

                  With copy to:     Lowenstein Sandler PC
                                    65 Livingston Avenue
                                    Roseland, New Jersey 07068
                                    Attention:       John D. Schupper, Esquire
                                    Facsimile:       (973) 597-2400

         10.5 Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the state of the Jurisdiction and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

         10.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrowers and Bank, and their respective successors and assigns; provided, that Borrowers may not assign any of their rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.

         10.7 Counterparts; Facsimile/.pdf Format Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or .pdf format transmission shall be deemed to be an original signature hereto.

         10.8 No Usury. Regardless of any other provision of this Agreement, the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (ii) if the loan evidenced by the Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

         10.9 Powers. All powers of attorney granted to Bank are coupled with an interest and are irrevocable.

         10.10 Approvals; Amendments. If this Agreement calls for the approval or consent of Bank, such approval or consent may be given or withheld in the reasonable discretion of Bank unless otherwise specified herein. This Agreement and the other Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by Borrowers and Bank and may not be modified in any manner adverse to a provider under any secured or guarantied Swap Agreement without that provider's prior written consent.

         10.11 Participations and Assignments. Bank shall have the right to enter into one or more participation(s) with other lenders with respect to the Obligations and to assign to one or more assignees all or a portion of its interest, rights and obligations under the Loan Documents. Upon prior notice to Borrower Agent of such participation or assignment, Borrowers shall thereafter furnish to such participant or assignee any information furnished by Borrower to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank's rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

         10.12 Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither any Borrower nor anyone claiming by or under any Borrower will claim or seek to take advantage of any law requiring Bank to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Each Borrower, for itself and all who may at any time claim through or under such Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of Borrowers hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Borrower or any third party, other than payment and performance in full of the Obligations.

         10.13 Integration; Final Agreement. This Agreement and the other loan documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

         10.14 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A "DISPUTE") THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

         10.15 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND BANK KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ENTER INTO AND ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

11. INTER-BORROWER PROVISIONS.

         11.1 Joint and Several. Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by Bank under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each of them. Each Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

         11.2 Payments. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

         11.3 Full Recourse. The obligations of each Borrower under the provisions of this Article 11 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

         11.4 Waiver. Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made under this Agreement, notice of occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Bank under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Bank at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Bank in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Bank, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this
Article 11, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Article 11, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this
Article 11 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Article 11 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Bank. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or Bank.

         11.5 Successor and Assigns. The provisions of this Article 11 are made for the benefit of Bank and its successors and assigns, and may be enforced by any such Person from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Bank first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Article 11 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Bank upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Article 11 will forthwith be reinstated in effect, as though such payment had not been made.

         11.6 Maximum Liability. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

         11.7 Excess Funding Borrower. Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 11.7 shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) "Excess Funding Borrower" means, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the "Joint Obligations"), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) "Excess Payment" means, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) "Pro Rata Share", for the purposes of this Section 11.7, means, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 11.7 such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date).

         11.8 Foreign Subsidiaries. Notwithstanding anything to the contrary contained herein, the joint and several liability of the Foreign Subsidiaries and the Significant Subsidiaries which are formed in a jurisdiction outside the United States hereunder shall be limited to an amount equal to the Foreign Subsidiary Liability Limit for each such Person with respect to the Obligations outstanding on the Termination Date (and whether nominated as principal, interest, Revolving Loans, or otherwise). It is agreed that no payment of interest on, or a principal of, the Obligations by any Person (whether or not a Foreign Subsidiary) prior to the Termination Date shall be counted towards, satisfy or discharge the amount of such Foreign Subsidiary Liability Limit with respect to each such Foreign Subsidiary and Significant Subsidiary. Nothing in this Section 11.8 shall (i) release or impair the validity of the Obligations,
(ii) in any way affect or impair any Lien granted pursuant to any Loan Document,
(iii) in any way affect or impair the right of Bank to foreclose the Security Documents or enforce any other Loan Documents pursuant to the terms thereof or
(iv) impair or reduce the liability of US Borrowers for the whole of the Obligations which liability is unlimited. The establishment of multiple accounts by Borrowers shall not derogate from their joint and several liability for the Obligations as limited by this Section 11.8.

         11.9 Judgment Currency/Withholding Tax.

             11.9.1 If for the purposes of obtaining a judgment in any court with respect to any obligation of any Borrower under this Agreement, the Note or any other instrument or agreement executed and delivered by any Borrower in connection therewith it becomes necessary to convert into any other currency any amount in U.S. dollars due thereunder, then such conversion shall be made at the buying spot rate of exchange for freely transferable U.S. dollars at the close of business on the day before the day on which the judgment is given at the place where such court is located. If there is a change in such rate of exchange prevailing between the day before the day on which the judgment is given and the date of the payment thereof, Borrowers agree to pay such additional amounts (if any) as may be necessary to insure that the amount paid on such date is the amount in such other currency which, when converted at such rate of exchange in effect on the date of payment, is the amount then due in U.S. dollars. Any amount due under this Section 11.9 will be due in Dollars. Any amount due under this Section 11.9 will be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sums due under or in respect of this Agreement, the Note or any other instrument or agreement executed and delivered by any Borrower in connection therewith. In no event, however, shall Borrowers be required to pay more U.S. dollars at such rate of exchange when payment is made than the amount of U.S. dollars stated to be due.

             11.9.2 If any payment of the Obligations by any United States Borrower which is organized or located in a jurisdiction outside the United States of America is subject in such jurisdiction to any withholding or other tax, levy, impost, charge, fee, duty or deduction of any kind whatsoever, each, a "Foreign Tax"), Borrowers shall pay to Bank, such additional amounts as will result in a net payment to Bank equal to the amount such payee would have received had no such Foreign Tax been imposed.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

107337.01158/21437840v.10


         Dated the date and year first written above.

BORROWERS:            EMERSON RADIO CORP.


                              By:   /s/ John J. Raab
                                 -----------------------------------------------
                              Name:    John J. Raab
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------

                              EMERSON RADIO MACAO COMMERCIAL
                              OFFSHORE LIMITED


                              By:   /s/ John J. Raab
                                 -----------------------------------------------
                              Name:     John J. Raab
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------

                              MAJEXCO IMPORTS, INC.


                              By:   /s/ John J. Raab
                                 -----------------------------------------------
                              Name:     John J. Raab
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------

                              SIGNED, SEALED AND DELIVERED     )
                              as a Deed for and in the name of )
                              EMERSON RADIO (HONG KONG) LIMITED)
                              by its attorney                  )
                              Name: /s/ John J. Raab           )
                                    --------------------------
                              in the presence of               )

                              Witness:

                              Name:            Geoffrey P. Jurick
                                          -----------------------------
                              Signature:   /s/ Geoffrey P. Jurick
                                          -----------------------------

                              EMERSON RADIO INTERNATIONAL LTD.


                              By:   /s/ John J. Raab
                                 -----------------------------------------------
                              Name:     John J. Raab
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------

BANK:                         WACHOVIA BANK, NATIONAL ASSOCIATION


                              By:   /s/ Georgias C. Kyvernitis
                                 -----------------------------------------------
                              Name:     Georgias C. Kyvernitis
                                   ---------------------------------------------
                              Title:    Director
                                    --------------------------------------------